EXHIBIT 10.11

STOCK PURCHASE AGREEMENT

by and between

The Stockholders and Optionholders of

Spring BioScience Corporation, as Sellers

and

Ventana Medical Systems, Inc., as Purchaser

Dated September 4, 2007

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(continued)

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SECTION 8.12	Assignability	50

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INDEX TO SCHEDULES

Schedules	Description
Schedule A	Seller Stockholders
1.01	Founding Shareholders
1.02	Number of Shares
1.04	Sellers’ Accounts
1.05	Milestone Payments
1.08	Purchase Price Adjustment
2.02	Sellers; Share Ownership
2.03	Execution and Performance of Agreement; Validity and Binding Nature
2.04	Non-Contravention
2.05	States and Jurisdictions of Qualification
2.07(b)	Liabilities
2.07(c)	Receivables
2.07(d)	Inventories
2.08(a)	Corporation Intellectual Property
2.08(c)	Licensed Intellectual Property
208(d)	Rights to Corporation Intellectual Property
208(e)	Employee and Consultant Confidentiality and Non-Compete Agreement
2.09(a)	Employment Compensation Plans
2.09(d)	Acceleration of Options
2.10(a)	Real Property Leases
2.10(b)	Exceptions to Leases
2.12(b)	Tax Audits
2.13	Litigation
2.14	Contracts
2.15(b)	List of Employees and Independent Contractors
2.15(c)	List of Employee and Independent Contractor Agreements
2.16	Insurance
2.17	Conduct of Business
2.18	Officers and Directors
2.19	Third Party Consents (Seller and the Corporation)
2.23	Licenses
2.24	Customers
2.25	Suppliers
5.02(c)	Purchase Price Allocation
8.01	Seller Representatives

Exhibits
Exhibit A	Form of Escrow Agreement

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STOCK PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of September, 2007, among the stockholders and optionholders listed on Schedule A (each a “Seller” and collectively the “Sellers”), and VENTANA MEDICAL SYSTEMS, INC., a Delaware corporation (“Purchaser”).

WHEREAS, SPRING BIOSCIENCE CORPORATION, a California S-corporation (the “Corporation”) conducts the business of developing, supplying and selling reagents for the immunohistochemistry (IHC) market and for the life science research market, including, but not limited to, bulk antibody reagents (the “Business”).

WHEREAS, Sellers are the record and beneficial owners of all the issued and outstanding shares of the common stock of the Corporation (the “Shares”), which constitute all the issued and outstanding capital stock of the Corporation and certain options to purchase Shares which will all be exercised in connection with the transactions contemplated by this Agreement.

WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and in order to set forth the terms and conditions of the sale and purchase of the Shares, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; PURCHASE AND SALE OF SHARES

SECTION 1.01 Definitions. The following terms when used in this Agreement have the meanings set forth below:

“Affiliate” means (i) any corporation, limited liability company, partnership, trust or other entity in control of, controlled by or under common control with a Person, and (ii) any officer, director, manager, general partner, equity holder or trustee of any corporation, limited liability company, partnership, trust or other entity in control of, controlled by or under common control with a Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law of which the Corporation has been a member.

“Agreement” has the meaning set forth in the Preamble.

“Business” has the meaning set forth in the recitals.

“Closing” means the closing of the purchase and sale of the Shares.

“Closing Date” has the meaning set forth in Section 1.07.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Contract” and “Contracts” has the meaning set forth in Section 2.14.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Corporation” has the meaning set forth in the recitals.

“Corporation Intellectual Property” means the Intellectual Property that is owned or used by the Corporation.

“Corporation Premises” means all real property leased or subleased by the Corporation or used or occupied by the Corporation, together with, all building and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Corporation attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Damages” means actual losses, liabilities, damages, Taxes, or expenses, including, without limitation, reasonable fees and expenses of experts and counsel, exemplary, incidental, special or consequential damages, but shall not, as between the parties hereto, include punitive damages, absent fraud.

“Drop Dead Date” means September 30, 2007.

“Employee Benefit Plans” means collectively the plans, programs, funds, or arrangements identified on Schedule 2.09(b) to this Agreement.

“Employee Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) and each other employment, fringe benefit, or other retirement, bonus, deferred or incentive compensation plan, program, arrangement or agreement sponsored, maintained or contributed to or required to be contributed to by either Corporation or any ERISA Affiliate for the benefit of any current or former Employee or director of either Corporation or any ERISA Affiliate.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to (a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or

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corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business, whether or not incorporated, that together with the Corporation is or ever was deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Escrow Agent” means Thomas Title & Escrow, LLC.

“Escrow Agreement” has the meaning set forth in Section 1.05.

“Escrow Amount” means $11,700,000.

“Exclusivity Period” has the meaning set forth in Section 4.13.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Corporation and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Corporation.

“Financial Statements” means, collectively, the unaudited balance sheets of the Corporation as of December 31, 2006, December 31, 2005 and December 31, 2004, the related unaudited statements of operations and retained earnings and cash flows for the fiscal years then ended and accompanying notes and the unaudited financial statement for the six months ended June 30, 2007 prepared by the Corporation and delivered by Purchaser.

“Founding Shareholders” has the meaning set forth in Schedule 1.01.

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“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, including without limitation the Internal Revenue Service or any taxing authority (whether domestic or foreign), including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession).

“Gross-Up Amount” means that portion of the Purchase Price in excess of $39,000,000, representing the agreed upon incremental Tax liability of Sellers’ resulting from the making of a §338(h)(10) Election in connection with the transactions contemplated by this Agreement. If the IRS or a court of competent jurisdiction, in an audit or administrative or judicial proceeding, (i) reallocate the purchase price allocation as set forth in the Allocation Schedule or IRS Form 8883, and (ii) as a result of such reallocation the incremental income Tax liability of Sellers’ resulting from the making of a §338(h)(10) Election in connection with the transactions contemplated by this Agreement is greater than $1,600,000, then the Purchase Price shall be adjusted accordingly.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Substances in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Corporation.

“Hazardous Substance” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substance, oil or Hazardous Substance or other chemical or substance regulated by any Environmental Laws.

“Indebtedness” means the aggregate amount of the principal of, and accrued and unpaid interest and penalties on, whether or not contingent, all obligations for borrowed money, or any portion thereof, and all costs, expenses and other charges included therein that is due and payable on or after the Closing Date.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith, including any licenses or grants: (i) all patents, patent applications, and all inventions and discoveries that may be patentable, or other invention disclosures; (ii) all computer software (whether in source code or object code forms) and related documentation; (iii) all copyrights, copyright registrations and copyright applications; (iv) all trade names, logos, trademarks and service marks, source indentifiers, common law marks and registrations and applications for trademarks and service marks, and goodwill related thereto; (v) all web sites and domain names; (vi) all know-how, trade secrets, proprietary information, customers lists, data, databases and technical information, and related documentation; and (vii) all licenses to any of the foregoing, and all claims against a third party relating to unauthorized or infringing use of any of the foregoing .

“Interim Financial Statements” means the unaudited financial statement for the six months ended June 30, 2007.

“IRS” means the Internal Revenue Service.

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“Inventories” means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Corporation at the Closing Date, and any prepaid deposits for any of the same.

“Knowledge” in the case of Sellers means the actual knowledge of the Founding Shareholders, after reasonable inquiry, and in the case of Purchaser, means the actual knowledge of Purchaser’s Chief Executive Office and Chief Financial Officer, after reasonable inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, order, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Authority.

“License” means any authorization, approval, license, or certification applicable to or affecting the Corporation issued by any Governmental Authority in the jurisdiction in which any such Business is located.

“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other circumstances is reasonably likely to be materially adverse, (i) as to the Corporation, to the Business, assets, financial condition or results of operations, customer or supplier relationships of the Corporation, including the termination or resignation of employment by the Corporation of Haiying Xia or Adam Huang or, (ii) as to a party to this Agreement, on the ability of a party to this Agreement to consummate timely the transactions provided for in this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or shall be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to or resulting from any (A) announcement of the transactions contemplated by this Agreement; (B) conditions affecting the industry in which the Corporation participates, the United States economy as a whole or the capital markets in general or the markets in which the Corporation operates; or (C) act of terrorism, or war or hostilities (armed or otherwise) involving the United States.

“Net Working Capital Target” means Working Capital of $550,000 as of the Closing Date.

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Option” has the meaning set forth in Section 1.09(a).

“Permitted Liens” means (i) statutory liens for Taxes and other governmental charges and assessments which are not yet due and payable or are being contested in good faith, (ii) mechanics, materialmen’s and similar liens that can be satisfied by a payment of cash to the lienholders and that are attributable to accounts payable in the Financial Statements, (iii) as to real property interests, including leasehold interests, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which do not, individually or in the aggregate, interfere with the ability to own, use or operate such real property, (iv) purchase money liens and liens securing rental payments under any capital lease arrangements disclosed or reflected in the Financial Statements, and (v) notice filings with respect to equipment leases or other leases of personal property.

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“Person” means any individual, any entity or any unincorporated organization, including, without limitation, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust or a joint venture.

“Post-Closing Tax Period” means a taxable period that commences after the Closing Date.

“Pre-Closing Tax Period” means a taxable period that ends on or before the Closing Date.

“Purchase Price” means the aggregate purchase price for the Shares as set forth in Section 1.03.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Plans” means the employee benefit plans of Purchaser and its Affiliates that provide employee benefits to employees of the Corporation after the Closing.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Required Consent Contract” means any Contract that requires the consent of another party upon the consummation of the transactions contemplated by this Agreement.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“§338(h)(10) Election” is defined in Section 5.02(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the recitals.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Accounts” has the meaning set forth in Schedule 1.04.

“Seller Representatives” has the meaning set forth in Section 8.01.

“Stock Option Plan” means the Corporation’s 2004 Stock Plan.

“Straddle Tax Period” means a taxable period that includes but does not end on the Closing Date.

“Tax” or “Taxes” means any (a) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or withholding, or other tax, charge, levy, assessment, or fee of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties, additions to tax, or additional amounts in respect of the foregoing; (b) liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any

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Tax Return relating thereto); and (c) liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation, by contract or pursuant to Law, to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Return” means any returns, protective filings, declarations, reports, bills, claims for refund, information returns (including where permitted or required, any consolidated, combined or unitary returns) or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in connection with the administration of any statutes, laws, rules, regulations, orders or awards of any Governmental Authority relating to any Taxes.

“Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the collection or administration of any Tax.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Treasury Regulations” or “Regulation” means the temporary and final regulations promulgated under the Code.

“Working Capital” means, as of any date, in accordance with GAAP and the principles set forth on Schedule 1.08, (i) the amount of the current assets of the Corporation as of such date (excluding any deferred Tax assets), minus (ii) the amount of the current liabilities of the Corporation as of such date.

SECTION 1.02 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer and convey to Purchaser the number of Shares set forth on Schedule 1.02 for such Seller, and Purchaser shall purchase and acquire from each Seller such Shares, free and clear of all Encumbrances, except restrictions under federal and state securities laws. At Closing, in consideration for the sale of the Shares by each Seller to Purchaser, each Seller shall receive their pro rata share of the aggregate Purchase Price (minus any amounts to be held back pursuant to the Escrow Agreement).

SECTION 1.03 Purchase Price. The “Purchase Price” shall be an amount up to $40,600,000, to be paid by Purchaser in accordance with Section 1.04 below, subject to adjustment pursuant to Section 1.08 or the Escrow Agreement.

SECTION 1.04 Payment of the Purchase Price. On the Closing Date, Purchaser shall pay to the Sellers $28,900,000 (less applicable withholding taxes), which amount is equal to the Purchase Price, less the Escrow Amount, by delivery of cash payable by wire transfer of immediately available funds to the designated account of a designated Seller Representative set forth on Schedule 1.04, which shall be for the benefit of all the Sellers’ and will be promptly distributed by such Seller Representative to the account of each Seller as set forth on Schedule 1.04 (“Sellers’ Accounts”) in the amounts set out by the name of each Seller set forth on Schedule 1.04. Seller Representatives shall deliver to Purchaser a

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receipt for the Purchase Price less the Escrow Amount and each Seller shall deliver to Purchaser their certificate(s) representing the Shares in accordance with the terms of Section 1.06 hereof. At the Closing, Purchaser will wire to the Corporation at the account designated on Schedule 1.04 the withholding amounts attributable to the exercise of Options in the amounts set forth next to the name of each Optionholder in Schedule 1.04. In connection herewith, each Seller hereby authorizes Purchaser to transmit to the Corporation any and all amounts that are required to be withheld by the Corporation pursuant to the regulations of any applicable Taxing Authority in connection with the payment of the Purchase Price (minus any amounts held back in connection with the Escrow Amount), which is to be deemed for all purposes to have been made to the Sellers. Purchaser shall cause the Corporation to remit such Tax withholdings to the applicable Taxing Authorities promptly after receipt thereof from Purchaser.

SECTION 1.05 Escrow. Prior to the Closing, the Sellers and the Purchaser shall enter into the escrow agreement with the Escrow Agent substantially in the form of Exhibit A (the “Escrow Agreement”). In accordance with the terms of the Escrow Agreement the Purchaser shall deposit the Escrow Amount in accordance with the terms and conditions of the Escrow Agreement, to be managed and paid out by the Escrow Agent in accordance with the terms and conditions thereof. As more fully described in the Escrow Agreement, the Escrow Fund shall be available to satisfy, to the extent still available, the payouts to the Sellers pursuant to the milestones set forth on Schedule 1.05 (the “Milestone Payments”), or any amounts owed to Purchaser pursuant to Section 4.07.

SECTION 1.06 Delivery of the Shares. At the Closing, each Seller shall deliver to Purchaser the certificate(s) representing the Shares, each duly endorsed in the name of Purchaser or accompanied by a duly executed stock power, all in good form for transfer of valid title to the Shares to Purchaser, free and clear of all Encumbrances, except restrictions on transfer under federal and state securities laws.

SECTION 1.07 Closing. The Closing shall take place at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 East Van Buren, Phoenix, Arizona 85004, at 10:00 a.m. on the date on which the conditions of closing set forth in Article VI shall be satisfied or waived by the party entitled to the benefit thereof, or at such other location and on such other date to which the parties may mutually agree (the “Closing Date”).

SECTION 1.08 Purchase Price Adjustments.

(a) As promptly as possible, but in any event within 30 days after the Closing Date, Purchaser will deliver to the Seller Representatives (i) a balance sheet of the Corporation as of the Closing Date calculated in accordance with Schedule 1.08 (the “Closing Balance Sheet”) and (ii) its calculation of the Working Capital as of the Closing Date (the “Preliminary Working Capital Statement”) based on the Closing Balance Sheet and calculated in accordance with Schedule 1.08. If the Seller Representatives have any objections to the Preliminary Working Capital Statement, the Seller Representatives shall deliver to Purchaser a statement setting forth in reasonable detail their objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Purchaser within 30 days after delivery of the Preliminary Working Capital Statement, the Preliminary Working Capital Statement shall be final, binding and non-appealable on the parties hereto. The Seller Representatives and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 30 days after the delivery of the Objections Statement, the Seller Representatives and Purchaser shall submit such dispute to a reputable firm of certified public accountants selected jointly by Seller Representatives and Purchaser, and not employed by either of them during the two years prior to the Closing Date (the “Neutral Accountant”). The Seller Representatives and Purchaser shall use their commercially reasonable efforts to

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cause the Neutral Accountant to resolve all disagreements as soon as practicable. The resolution of the dispute by the Neutral Accountant shall be final, binding and non-appealable on the parties hereto. The fees and expenses of the Neutral Accountant shall be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, by the Neutral Accountant based on the degree to which each party’s claims were unsuccessful and shall be paid by the parties in accordance with such determination. The Preliminary Working Capital Statement, as revised, if at all, and as finally determined pursuant to this Section 1.08(a), shall be referred to as the “Final Working Capital Statement” and the Working Capital as set forth in the Final Working Capital Statement shall be referred to as the “Final Working Capital.”

(b) If the Final Working Capital is greater than Net Working Capital Target, Purchaser shall pay such excess (plus simple interest on such amount at the Prime Rate, determined as of the date of final resolution, from the Closing Date through the date of payment) to the Seller Representatives (on behalf of the Sellers) by wire transfer of immediately available funds to an account or accounts designated by the Seller Representatives.

(c) If the Final Working Capital is less than Net Working Capital Target, the Escrow Agent, after a request by the Purchaser or the Seller Representatives, shall pay out of the Escrow Amount such shortfall (plus simple interest on such amount at the Prime Rate, determined as of the date of final resolution, from the Closing Date through the date of payment) to the Purchaser by wire transfer of immediately available funds to an account or accounts designated by the Purchaser.

(d) In addition, to the extent the Purchaser is, 90 days after the Closing Date, unable to collect, after a good faith effort (which shall not require Purchaser to engage attorneys or collection agents), any amount of the Receivables listed on Schedule 2.07(c) (except to the extent, if any, such Receivable is reserved for on the Interim Financial Statements), the Purchaser shall assign at its option such account(s) to the Seller Representatives (for the benefit of the Sellers) and after written notice from the Purchaser or Seller Representatives, the Escrow Agent shall pay the amount of such account(s) from the Escrow Amount to the Purchaser.

(e) In addition, within a reasonable period of time following the Closing Date, the Corporation, as directed by Purchaser, will hire an outside consultant to conduct a valuation of the fair market value of the Corporation shares acquired by Purchaser and an assessment of any and all amounts that were estimated to be required to be withheld by the Corporation, pursuant to Section 8.01(d), in connection with the regulations of any applicable Taxing Authority with respect to the exercise of an Option pursuant to Section 1.09(a), including, without limitation, FICA and Medicare and the Option holders withholding obligations. If the Purchaser determines, based on such consultant’s recommendations and findings, that any amount so withheld was inadequate to satisfy any obligations to the applicable Taxing Authority under any applicable Taxing Authority rule or regulation then, the Escrow Agent shall pay the amount of such account(s) from the Escrow Amount to the Purchaser.

SECTION 1.09 Exercise of Options. As of the Closing Date, but deemed to occur on the day prior to the Closing by virtue of the consummation of the transactions contemplated by this Agreement and the receipt of a check from each Optionholder for such Optionholder’s aggregate exercise price for their Shares:

(a) Each option or right to acquire Shares issued by the Corporation held by Sellers (each an “Option”) which is outstanding, unexpired and unexercised as of the Closing Date shall be exercised into Shares, equal to the number of Shares for which such Option is then exercisable at an exercise price per share equal to the per share Option exercise price then applicable to the Option and

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otherwise subject to the same terms and conditions of the Option as in effect immediately prior to the Closing Date. Seller Representatives shall collect the exercise price from each exercising Option holder and deliver all the monies related to the exercise price at Closing to the Corporation. Any such Share received pursuant to the exercise of an Option hereof shall be accounted for in Schedule 1.04, for purposes of payment of the Purchase Price, as if such Share existed as of the date of the signing of this Agreement.

(b) All Options exercised pursuant to Section 1.09(a) shall from and after the Closing Date no longer be outstanding and shall cease to exist and each holder of an Option which immediately prior to the Closing Date represented a right to acquire Share shall cease to have any rights as an optionholder or shareholder of the Corporation or any surviving entity thereto.

SECTION 1.10 Further Assurances. If, at any time after the Closing Date, Purchaser shall reasonably determine that any deeds, assignments or assurances or any other acts or things are necessary (a) to vest, perfect or confirm, of record or otherwise, title to the Shares in Purchaser, or (b) otherwise to consummate the transactions provided for in this Agreement, Sellers shall, at Sellers’ expense, execute and deliver, in the name and on behalf of Sellers, all such deeds, bills of sale, assignments and assurances and shall do, in the name and on behalf of Sellers, all such other acts and things that are necessary to vest, perfect or confirm title to the Shares in Purchaser and otherwise to consummate the transactions provided for in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF FOUNDING SELLERS

Except for the representations in Sections 2.01, 2.03 and 2.30, which each Seller is only making as to his, her, or itself, each Founding Shareholder hereby represents and warrants to Purchaser, knowing and intending that Purchaser is relying hereon in entering into the transactions provided for herein, as follows, except as otherwise set forth in the written disclosure schedules delivered to Purchaser (the “Disclosure Schedules”). The Disclosure Schedules are numbered to correspond to the various sections and subsections of this Article II setting forth certain exceptions to the representations and warranties contained in this Article II and certain other information called for by this Agreement. No disclosure made in any particular Disclosure Schedule shall be deemed made in any other Disclosure Schedule unless expressly made therein (by cross-reference or otherwise):

SECTION 2.01 Authority Relative to Agreement. Sellers have the requisite power and authority to enter into and to perform their obligations under this Agreement and the Escrow Agreement. The execution and delivery of this Agreement and the Escrow Agreement by Sellers and the consummation by Sellers of the transactions provided for in this Agreement have been duly authorized by all necessary corporate action on the part of Sellers. Each Seller is the record and beneficial owner of the number of Shares, as applicable, as set forth on Schedule 2.02, in each case, free and clear of any and all Encumbrances, other than applicable federal and state securities law restrictions or as set forth on Schedule 2.02. On the Closing Date, each Seller shall transfer to Purchaser good title to such Shares, free and clear of all Encumbrances, except applicable federal and state securities law restrictions.

SECTION 2.02 Capital Stock; Title. The authorized capital stock of the Corporation consists of 40,000,000 shares of common stock, of which 7,501,250 shares are issued and outstanding immediately prior to the Closing. The Shares represent, collectively, all of the issued and outstanding shares of capital stock or other equity interests in the Corporation. The Shares are fully paid and

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nonassessable. The Corporation does not have any outstanding subscriptions, warrants, convertible securities, obligations, options or rights entitling others to acquire shares of capital stock of the Corporation, or any outstanding securities, options, warrants, rights or other instruments convertible into or exchangeable or exercisable for shares of capital stock of the Corporation. Other than set forth on Schedule 2.02, no other Person has ever held any beneficial or record ownership of any shares of the Corporation’s common stock or options to purchase the Corporation’s common stock. Except as disclosed in Schedule 2.02, neither the Corporation nor Sellers is a party to any shareholders agreement, buy-sell or similar agreement, redemption or similar agreement, proxy, voting trust or arrangement affecting the Shares. All the Shares have been duly authorized and validly issued. All shares of the Corporation’s common stock issued upon exercise of the options issued pursuant to the Stock Option Plan in accordance therewith were duly authorized and validly issued and fully paid and nonassessable. None of the Shares was issued in violation of the Securities Act or any other legal requirement of any Governmental Authority.

SECTION 2.03 Execution and Performance of Agreement; Validity and Binding Nature. This Agreement has been duly executed and delivered by Sellers, and this Agreement is, and each of the documents and agreements executed and delivered by Sellers pursuant to the terms hereof, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity.

SECTION 2.04 Non-Contravention. Neither the execution and delivery of this Agreement or the Escrow Agreement nor the consummation of the transactions provided for in this Agreement shall (a) violate, breach or be in conflict with any provisions of the Articles of Incorporation or Bylaws of either the Corporation or Sellers, as applicable, (b) result in the creation or imposition of any Encumbrance upon any material property or assets of the Corporation, (c) conflict with or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority to which the Corporation or Sellers are subject, or (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice of lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation, or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Corporation is a party or by which any of the Shares or any of the Corporation’s assets or properties is bound or affected.

SECTION 2.05 Organization, Standing and Qualification. The Corporation is a corporation, duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and lawful authority to own and hold its properties and conduct the Business as now owned, held and conducted in its state of incorporation and the states (or other jurisdictions) in which it has qualified to do business. The Corporation is qualified and in good standing in all states (or other jurisdictions) in which such qualification is required by reason of the nature or extent of the Business conducted by the Corporation therein, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Corporation. Such states (and other jurisdictions) are disclosed in Schedule 2.05.

SECTION 2.06 Articles of Incorporation and By-Laws; No Subsidiaries.

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(a) True and complete copies of the Corporation’s Articles of Incorporation and By-Laws (together with all amendments thereto) have been made available to Purchaser.

(b) The Corporation does not own any capital stock or other equity securities of or equity interest in any corporation, partnership, joint venture, or other entity or business organization. The Corporation is not under any obligation to acquire any securities from any Person.

(c) The Corporation does not currently have, nor has it ever had, any subsidiaries.

SECTION 2.07 Financial Statements.

(a) Sellers have delivered the Financial Statements to Purchaser. The Financial Statements have been prepared from the books and records of the Corporation as prepared in the ordinary course of the Business. The Financial Statements (i) have been prepared in manner consistent with past practice of the Corporation, (ii) were prepared in accordance with the books of account and other financial records of the Corporation, (iii) present fairly the financial position of the Corporation as of their respective dates and the results of the Corporation’s operations and cash flows for the periods covered thereby, (iv) have been prepared by management on a basis consistent with the past practices of the Corporation, and (v) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Corporation and the results of operations of the Corporation as of the dates thereof or for the periods covered thereby. The books of account and other financial records of the Corporation (i) reflect all items of income and expense and all assets and liabilities required to be reflected therein i on a basis consistent with the past practice of the Corporation, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

(b) There are no obligations or liabilities relating to or affecting the Corporation or the Business (whether accrued, absolute, contingent, liquidated, unliquidated, or otherwise, whether due or to become due and regardless of when asserted), except: (i) liabilities reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (ii) those liabilities that have been incurred in the ordinary course of business and consistent with past practice since the Interim Financial Statements, (iii) those liabilities arising from the transaction contemplated in this Agreement, and (iv) liabilities specifically disclosed in Schedule 2.07(b).

(c) Schedule 2.07(c) is an aged list of the Receivables, as of a date at least 10 business days prior to the Closing Date, showing separately those Receivables that as of such date had been outstanding for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days. Except to the extent, if any, reserved for on the Interim Financial Statements, all Receivables reflected on the Interim Financial Statements arose from, and the Receivables existing as of the Closing will have arisen from, the sale of Inventory or services to Persons not affiliated with the Corporation and in the ordinary course of business consistent with past practice and, except as reserved against on the Interim Financial Statements, constitute or will constitute, as the case may be, only valid, undisputed claims of the Corporation not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

(d) Subject to amounts reserved therefor on the Interim Financial Statements, the values at which all Inventories are carried on the Interim Financial Statements reflect the historical

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inventory valuation policy of the Corporation of stating such Inventories at the lower of cost (determined on the last in, first out method) or market value. The Corporation has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The Inventories do not consist of any items held on consignment. The Corporation is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the date of the Interim Financial Statement. The Corporation has not acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Corporation changed the price of any Inventory except for (a) price reductions to reflect any reduction in the cost thereof to the Corporation, (b) reductions and increases responsive to normal competitive conditions and consistent with the Corporation’s past sales practices, (c) increases to reflect any increase in the cost thereof to the Corporation and (d) increases and reductions made with the written consent of the Purchaser. Schedule 2.07(d) contains a complete list of the addresses of all warehouses and other facilities in which the Inventories are located. The Inventories are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Business consistent with past practice.

SECTION 2.08 Corporation Intellectual Property.

(a) Schedule 2.08(a) sets forth a true and complete list of all domestic and foreign registered patents and patent applications, registered marks (including trademarks, service marks, and other registrable source identifiers) and mark registration applications, material unregistered marks, registered trade names, registered domain names, registered copyrights, copyright applications, software programs (other than off-the-shelf software), all written Contracts relating to the development, ownership or use of the Corporation Intellectual Property, and all registered designs, that are owned or used by Corporation or any Affiliate in connection with the Business (collectively, the “Registered Intellectual Property”). With regard to the Registered Intellectual Property, all material application, maintenance, renewal or other similar fees have been properly paid and are current, and all registrations, applications and filings are valid and remain in full force and effect.

(b) To the Knowledge of Founding Shareholders, the Corporation has sufficient ownership or rights, free and clear of any Encumbrances, to the Corporation Intellectual Property necessary for its Business as now conducted, and, giving effect to any consents required under any Required Consent Contracts, the execution, delivery and performance of this Agreement shall not adversely affect the Corporation’s right to use the Corporation Intellectual Property in the conduct of the Business as presently conducted. To the Knowledge of Founding Shareholders, none of the Corporation Intellectual Property infringes upon the Intellectual Property rights of any Person, and Sellers or Corporation have not received any oral or written communication alleging such violation.

(c) Corporation has not licensed Corporation Intellectual Property to any Person, and does not have any shared ownership interest with any Person in any Corporation Intellectual Property, nor has it licensed or purchased any Corporation Intellectual Property from any Person under any arrangement requiring continuing royalty, license or other payments. Corporation has taken commercially reasonable actions necessary to protect its Intellectual Property.

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(d) No contractor, former employee, or other Person other than Corporation possesses any current or contingent rights to any Corporation Intellectual Property, and the transactions contemplated by this Agreement will not result in any third party gaining a right to access the Corporation Intellectual Property (as the result of an escrow release or otherwise). To the Knowledge of Founding Shareholders, no contractor, former employee, or other Person has misappropriated or infringed, or is infringing, any of the Corporation Intellectual Property, or has asserted any claim or challenged the validity, enforceability, continuity or ownership of the Corporation Intellectual Property.

(e) To the Knowledge of Founding Shareholders, Corporation’s employees are not obligated under any contract (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Corporation or that would conflict with the Business as now conducted. Each employee and consultant of Corporation who has made material contributions to the creation or development of the Corporation Intellectual Property (or otherwise has made contributions to the creation or development of the Corporation Intellectual Property such that without such contributions any aspect of the Intellectual Property would not function or operate, or could not be used as intended) has executed a customary confidentiality, non-compete, and assignment of inventions agreement, all of which have been provided to Purchaser’s legal counsel or has otherwise assigned to Corporation all rights, title and interest in any Intellectual Property developed by such employee or consultant during and within the scope of his employment or consultancy with Corporation. To the Knowledge of Founding Shareholders, no employees or consultants are in violation thereof.

(f) To the Knowledge of Founding Shareholders, none of the Corporation’s employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s or consultant’s ability to promote the interest of the Corporation or that would conflict with the Corporation’s business. Neither the execution or delivery of this Agreement or the Escrow Agreement, nor the carrying on of the Corporation’s business by the employees and consultants of the Corporation, nor the conduct of the Corporation’s business as now conducted and as presently proposed to be conducted, will, to the Knowledge of Founding Shareholders, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or consultant is now obligated.

SECTION 2.09 Employee Plans.

(a) Schedule 2.09 sets forth a list of each Employee Plan. With respect to each Employee Plan, Sellers have provided to Purchaser: a copy of each Employee Plan (including all amendments thereto); a copy of the annual report and actuarial report, if required under ERISA or the Code, with respect to each Employee Plan for the last two (2) plan years ending prior to the date hereof; if the Employee Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding contract (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date thereof; a copy of the most recent “summary plan description”, together with each “summary of material modifications”, if required under ERISA, with respect to each Employee Plan; and the most recent determination letter received from the IRS with respect to each Employee Plan that is intended to be qualified under Code Section 401(a).

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(b) The Corporation or an ERISA Affiliate have never maintained, had an obligation to contribute to, or actually made contributions to an Employee Plan that is subject to the provisions of Title IV of ERISA.

(c) To the Knowledge of the Founding Shareholders, each Employee Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code. There are no pending or, to the Knowledge of the Founding Shareholders, threatened audits, investigations or claims involving any Employee Plan by any Governmental Authority or other Person, other than routine claims for benefits. Each Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS regarding its qualified status, and no fact exists, including any amendment or failure to amend any Employee Plan, that would cause the IRS to revoke such favorable determination letter.

(d) Except (i) as may be provided in any employment Contract currently in effect between Corporation and an Employee or former Employee, or (ii) as otherwise set forth on Schedule 2.09(d), the consummation of the transaction contemplated herein shall not (A) result in any payment becoming due, or increase the amount of compensation due, to any Employee or former Employee or current or former director of the Corporation, (B) increase any benefits payable under any Employee Plan, or (C) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any Employee or former Employee or current or former director of the Corporation. No such payment will result in the loss by reason of Section 280G of the Code, of any federal income Tax deduction by Purchaser or by the Corporation.

(e) No Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former Employees of Corporation or current or former directors of Corporation after retirement or other termination of service other than (i) coverage mandated by Sections 601-608 of ERISA and Section 4980B(f) of the Code, (ii) death benefits or retirement benefits under any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), (iii) benefits the full cost of which is borne by the current or former Employee or current or former director (or his or her beneficiary), or (iv) severance or deferred compensation benefits properly accrued as Liabilities on the books of either Corporation or an ERISA Affiliate.

(f) The Corporation has not made any representation or communication, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Employee Plan to any Employee or any former Employee or current or former director of Corporation which is not in accordance with the terms and conditions of the Employee Plans.

(g) No “leased employee” (within the meaning of Section 414(n) of the Code) performs (or during the preceding three years has performed) services for Corporation. The Corporation has at all times been in material compliance with Applicable Law regarding the classification of Employees and independent contractors. No Person engaged by either Corporation as an independent contractor, laborer, temporary Employee, or “leased employee” has ever been improperly excluded from participation in a Employee Plan, nor has Corporation used the services of any such individual to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of material penalties or excise Taxes with respect to the Employee Plans by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

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(h) The Corporation and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Employee Plan that is, or was during any taxable year of either Corporation or any ERISA Affiliate for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) None of the Employee Plans, any trusts created thereunder, either Corporation or any ERISA Affiliate, or any Employee of the foregoing, nor, to the Knowledge of the Founding Shareholders, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA). To the Founding Shareholders’ Knowledge, no sponsor, trustee or administrator of any Employee Benefit Plan has engaged in a transaction or has taken or failed to take any action with respect to an Employee Benefit Plan that would be reasonably expected to subject the Corporation or an ERISA Affiliate to a civil penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4980B of the Code.

(j) The Corporation and each ERISA Affiliate, and each Employee Benefit Plan has complied in all material respects with the Health Insurance Portability and Accountability Act of 1996, and the regulations issued thereunder.

(k) Each Employee Plan that is a “nonqualified deferred compensation plan” as such term is defined in Section 409A of the Code has been operated in good faith compliance with Code Section 409A for periods beginning after December 31, 2004.

(l) Set forth on Schedule 2.09 is a list of each individual who, as of a date not more than five (5) days preceding the date of this Agreement, was a “M&A qualified beneficiary” (as such term is defined in Treasury Regulations Section 54.4980B-9 Q&A-4) and to whom the Corporation was providing continued group health plan coverage under Section 4980B of the Code.

SECTION 2.10 Real Property.

(a) The Corporation owns no real property and has no fee simple ownership interest in any real property. Schedule 2.10(a) contains a true and correct list of all of the Corporation Premises and all leases, subleases or use or occupancy agreements with respect to the Corporation Premises to which the Corporation is a party and all monthly rental fees (and other recurring fees) related to such leases.

(b) The Corporation has undisturbed possession of the Corporation Premises and all leases, subleases or use or occupancy agreements with respect to the Corporation Premises are in full force and effect, and the Corporation is not in default thereunder (with or without notice or lapse of time), and to the Knowledge of the Founding Shareholders, the other party is not in default thereunder (with or without notice or lapse of time). The Corporation Premises (including improvements thereon) are in good operating condition and repair (ordinary wear and tear excepted) and are adequate in all material respects for their present uses by the Corporation and are, as to the Corporation’s interest, free and clear of all Encumbrances except Permitted Liens.

SECTION 2.11 Personal Property and Sufficiency of Assets.

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(a) (i) the Corporation has valid title to or the right to use all tangible personal property material to the conduct of the Business as presently conducted, and (ii) the tangible personal property owned by the Corporation is owned free and clear of Encumbrances other than Permitted Liens.

(b) The equipment and other tangible assets material to the conduct of the Business as presently conducted are in operating condition, ordinary wear and tear excepted, and are suitable for their present use by the Corporation.

(c) The (i) building, structures, improvements, automobiles, equipment and other tangible assets of the Corporation, and (ii) the Intellectual Property of the Corporation and other intangible assets of the Corporation are, in the reasonable judgment of the Founding Shareholders, sufficient for the continued conduct of the business of the Corporation after the Closing in substantially the same manner as conducted prior to the Closing. No Seller, nor any other Person, owns or has the right to use any assets (whether tangible or intangible) that are used in the conduct of the Business.

SECTION 2.12 Taxes. Sellers represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing:

(a) Copies of Tax Returns, Audit Reports, Other Relevant Tax Documents. The Corporation has delivered or caused to be delivered to Purchaser complete and correct copies of: (i) all federal and state Tax Returns filed by or in respect of the Corporation relating to periods ending on or after December 31, 2001; (ii) any and all other Tax Returns filed by or in respect of the Corporation requested by Purchaser; (iii) any and all audit reports relating to Taxes and issued by or with respect to the Corporation on or after December 31, 2001; and (iv) any and all revenue agent examination reports, information document requests, notices of proposed deficiencies, notices of deficiency, protests, petitions, settlement agreements, closing agreements, private letter ruling requests and technical advice memoranda received by, submitted by, or agreed to by, or on behalf of, the Corporation in respect of taxable periods ending on or after December 31, 2001, or to which the Corporation is subject;

(b) Filing of Tax Returns; Payment of Taxes; Related Matters.

(i) All Tax Returns required to be filed by or with respect to the Corporation have been timely filed and all such Tax Returns are true, correct, and complete in all material respects;

(ii) All Taxes due and payable by or attributable to the Corporation for any period preceding the Closing Date, including, but not limited to any Tax due arising out of the transactions contemplated by this Agreement, (whether or not a Tax Return is due by the Closing Date), have been paid, properly accrued or otherwise adequately reserved on the Financial Statements, or will be accrued on the books and records of the Corporation from time to time, in accordance with past custom and practice, through the Closing Date with statements thereof made available to Purchaser on the Closing Date;

(iii) The Corporation has disclosed on each Tax Return filed by or in respect of the Corporation all positions taken thereon that could give rise to a substantial understatement penalty of federal income Taxes within the meaning of Code Section 6662 or any similar provisions of any other Tax law;

(iv) The Corporation has timely paid all required current estimated payments of Taxes in amounts sufficient to avoid interest charges and underpayment penalties;

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(v) There are no Tax liens upon any assets of the Corporation, other than liens for sales and payroll Taxes not yet due and payable and liens for non-delinquent current real property taxes;

(vi) The Corporation is not currently the beneficiary of any extension of time to file any Tax Return, and there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Corporation may be subject or will cause Purchaser to be subject to;

(vii) The Corporation has complied with all requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041, and 6049) and has within the times and in the manner prescribed by law paid over such amounts to the proper taxing authorities in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 (and state law counterparts thereof) required with respect thereto have been properly completed and timely filed; and

(viii) The Corporation has not done business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no written notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Corporation to the effect that the filing of Tax Returns may be required;

(c) Audit Related Matters.

(i) There are no pending or threatened actions or suits, whether in the form of an audit or an administrative, judicial or other proceeding, for the assessment or collection of Taxes against the Corporation or (insofar as either relates to the activities or income of the Corporation or could result in liability of the Corporation on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with the Corporation on a consolidated, combined or unitary basis;

(ii) No adjustment relating to the Tax Returns filed or to be filed by or with respect to the Corporation (including, to the extent applicable, any consolidated federal income Tax Return of the Corporation and any state, local or other Tax Return that includes the Corporation on a consolidated, combined or unitary basis) have been proposed in writing or, informally by any Governmental Authority (insofar as either relates to the activities or income of the Corporation or could result in liability of the Corporation on the basis of joint and/or several liability) and no basis exists for any such adjustment;

(iii) The Corporation has not received from any taxing authority any (A) notice indicating an intent to open an audit or other review, (B) request for information relating to Taxes, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against the Corporation;

(iv) There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for the collection or assessment or reassessment of Taxes due from the Corporation for any taxable period;

(v) There is no power of attorney currently in force with respect to any matter relating to Taxes of the Corporation; and

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(vi) With respect to any past audit, review or examination by any relevant Governmental Authority of issues relating to Taxes of the Corporation, no issue raised or addressed therein is reasonably expected to recur in a later taxable period of the Corporation;

(d) General Tax Matters.

(i) Each of the Corporation and each of its affiliates has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could result, separately or in the aggregate, in the actual or deemed payment by the Purchaser or the Corporation of any payment that will not be deductible under Code Sections 162(a), 162(m), 280G (“excess parachute payments”), or 404 or that could give rise to any amounts subject to excise tax under Code Section 4999, as such provisions are currently written;

(ii) The Corporation has no obligation to pay compensation subject to Code Section 409A pursuant to a deferred compensation plan that does not comply with the requirements of Code Section 409A;

(iii) The Corporation has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii), and, no Seller is a foreign person within the meaning of Code Section 1445;

(iv) The Corporation has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361;

(v) The Corporation was not acquired in a qualified stock purchase under Code Section 338(d)(3) and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to the Corporation;

(vi) The Corporation has never been and is not a member of an Affiliated Group filing a consolidated federal income Tax Return;

(vii) The Corporation (A) is not a party to, or bound by, any Tax allocation or Tax sharing agreement or (B) has no current or potential obligation for the Taxes of any Person under Treasury Regulations Section 1.1502-6(c), as a transferee or successor, by contract or otherwise;

(viii) The Corporation (and any predecessor of the Corporation) is, has been since incorporation, and will be up to and including the Closing Date, a validly electing S corporation within the meaning of Code Sections 1361 and 1362, and state law counterparts thereof;

(ix) Since incorporation, the Corporation has had only one class of stock within the meaning of Section 1361(b)(1)(D) of the Code and the Treasury Regulations thereunder, and each outstanding share of the Corporation’s common stock confers identical rights to distributions and liquidation proceeds, taking into account the corporate charter, certificate of incorporation, bylaws, applicable state law, and binding agreements relating to distribution and liquidation proceeds;

(x) The Sellers will not take or allow any action that would result in the termination of the Corporation’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362;

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(xi) The Corporation has not, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which Corporation’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary;

(xii) The Corporation has no outstanding liabilities for Taxes under Code Sections 1363(d), 1374, or 1375;

(xiii) The Corporation has neither issued nor assumed any indebtedness that is subject to Code Section 279;

(xiv) The Corporation has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;

(xv) The Corporation owns no stock, securities, partnership interests, limited liability company interest, or other form of equity interest in any other Person;

(xvi) There are no written proposed reassessments of any property owned by the Corporation or other similar proposals that could increase the amount of any Tax to which the Purchaser or the Corporation would be subject;

(xvii) Since the date set forth in the Interim Financial Statements, the Corporation has incurred no liability for Taxes arising from any transactions outside the ordinary course of business;

(xviii) The Corporation has not consummated, participated in, or served as either a “tax shelter organizer” or a “tax shelter promoter” in respect of any “tax shelter transaction” as such terms are defined in Code Sections 6011, 6111, and 6662 prior to the amendment of the American Jobs Creation Act of 2004;

(xix) The Corporation (A) has not consummated, (B) has not “participated” or is not currently “participating” in, or (C) is not or was not a “material advisor” in respect of (x) a “tax shelter transaction”, (y) a “listed transaction” or (z) a “reportable transaction”, as such terms are defined in Code Sections 6011, 6012, 6111, 6662, 6662A, or 6707A;

(xx) The Corporation has no elections in effect under Code Sections 108, 441, 472, 1017, 1033 or 4797;

(xxi) No income under any arrangement or understanding to which the Corporation is a party will be attributed to the Corporation which is not represented by income to which the Corporation is legally entitled;

(xxii) The Corporation is not subject to any accumulated earnings Tax, personal holding company Tax or similar Tax;

(xxiii) The Corporation, has not, at any time (A) owned any assets outside of the United States; (B) conducted a trade or business outside of the United States, (C) owned an equity or creditor interest in any entity that either (x) owned assets or (y) conducted a trade or business outside the

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United States; or (D) participated in or cooperated with an international boycott within the meaning of Code Section 999;

(xxiv) The Corporation has:

(1) no income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction);

(2) not agreed to make and is not required to make any adjustment under Code Section 481(a);

(3) no deferred gain or loss arising out of any deferred intercompany transaction;

(4) no intercompany transaction or excess loss account described in Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law);

(5) not and will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement described in Code Section 7121 executed on or before the Closing Date or (B) any installment sale or open transaction disposition made on or before the Closing Date.

(e) Schedule 2.12

(i) The Corporation does not have any subsidiary, including but not limited to any subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B);

(ii) indicates the most recent Tax Return for each relevant jurisdiction for which an audit has been completed;

(iii) indicates all Tax Returns that currently are the subject of audit, examination, or review;

(iv) indicates the Tax basis in each asset of the Corporation;

(v) sets forth the amount of any (A) net operating loss, (B) net capital loss, (C) accumulated earnings and profits, (D) unused investment, (E) unused foreign tax or tax credit, (F) excess charitable contribution, or (G) other Tax credit, allocable to the Corporation or the Corporation’s assets;

(vi) sets forth any applicable limitation on the use of any of the attributes set forth in the preceding subsection (e.g., net operating loss, net capital loss, etc.) whether by reason of Code Sections 269, 382, 383, or 384, state, foreign, local law or otherwise; and

(vii) lists all material Tax elections currently in effect for the Corporation.

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SECTION 2.13 Litigation. There is no litigation, investigation, action, suit or proceeding pending or, to the Knowledge of the Founding Shareholders, threatened, by or before any court, arbitrator, administrative or governmental body involving the Corporation or any Seller or any of their respective assets, and (b) there are no outstanding orders or writs, injunctions or decrees of any court, governmental body, or arbitration tribunal materially affecting or materially limiting the conduct of the Corporation’s business or, in either case, that are reasonably likely to prohibit or restrain the ability of any Seller to enter into this Agreement or the Escrow Agreement or consummate the transactions contemplated hereby or thereby.

SECTION 2.14 Contracts and Commitments.

(a) Schedule 2.14 lists all contracts, agreements, and commitments to which the Corporation is a party, including oral agreements, that are material to the conduct of the Business as presently conducted or presently contemplated or that have material continuing obligations or rights after Closing (the “Contracts”). For purposes of clarity, Schedule 2.14 includes, but is not limited to:

(i) any lease or sublease concerning the use, occupancy, management or operation of any real property;

(ii) all agreements relating to the Intellectual Property of the Corporation and Business;

(iii) any contracts or agreements relating to any License;

(iv) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of Inventory, spare parts, other materials or personal property, with any supplier or for the furnishing of services to the Corporation or otherwise related to the Business under the terms of which the Corporation: (A) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2007, (B) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate over the remaining term of such contract or (C) cannot be cancelled by the Corporation without penalty or further payment and without more than 30 days’ notice;

(v) each contract, agreement, invoice, sales order and other arrangement, for the sale of Inventory or other personal property, or for the furnishing of services by the Corporation which: (A) is likely to involve consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2007 (B) is likely to involve consideration of more than $25,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Corporation without penalty or further payment and without more than 30 days’ notice;

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Corporation is a party;

(vii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Corporation is

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a party and which are not cancelable without penalty or further payment and without more than 30 days’ notice;

(viii) all contracts and agreements relating to Indebtedness of the Corporation;

(ix) all contracts and agreements with any Governmental Authority to which the Corporation is a party;

(x) all contracts and agreements that limit or purport to limit the ability of the Corporation to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) all contracts and agreements between or among the Corporation, on one hand, and the Sellers or any Affiliate of the Sellers, on the other hand;

(xii) all contracts and agreements providing for benefits under any Plan; and

(xiii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Corporation or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

(b) There is no agreement, arrangement or commitment to which the Corporation is party or otherwise binding on the Corporation or the Business that has the effect of prohibiting or impairing the conduct of the Business in any geographic area.

(c) Each Contract: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Purchaser without penalty or other adverse consequences and (iii) upon consummation of the transactions contemplated by this Agreement and the Escrow Agreement, except to the extent that any consents set forth in Schedule 2.19 are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Corporation is not in breach of, or default under, any Contract.

(d) To the Knowledge of the Founding Shareholders, no other party to any Contract is in breach thereof or default thereunder and none of the Founding Shareholders nor the Corporation has received any notice of termination, cancellation, breach or default under any Contract.

(e) The Corporation has made available to the Purchaser true and complete copies of all Contracts.

(f) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the assets of the Business or Corporation or any of the Shares.

SECTION 2.15 Employees; Labor Relations.

(a) There are no claims or charges by any employees or former employees of the Corporation pending or, to the Knowledge of Founding Shareholders, threatened in writing before the

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Equal Employment Opportunity Commission, or alleging discrimination, harassment or wrongful termination. There are no collective bargaining agreements covering any employees of the Corporation. The Business is not affected by any present strike or other labor disturbance involving the Corporation’s employees nor, to the Knowledge of Founding Shareholders, is any union attempting to represent, as collective bargaining agent, any employees of the Corporation.

(b) Schedule 2.15(b) sets forth a complete and correct list of all employees of Corporation including their names, job titles, compensation levels (including base salary, commission, bonus and other incentive compensation), date and amount of last compensation change, employment location, and date of hire. Schedule 2.15(b) also sets forth a complete and correct list of all independent contractors and other consultants engaged by Corporation including their names, state or country of residence, payment arrangements and other material terms of engagement.

(c) Schedule 2.15(c) sets forth a complete and correct list of all employment, independent contractor, consulting or severance agreements between Corporation and any current employee, independent contractor or other consultant of Corporation (and any former employee, independent contractor or other consultant of Seller to the extent that there are continuing obligations of Corporation thereunder). Seller has delivered to Purchaser true, correct and complete copies of each such agreement, as amended to date.

SECTION 2.16 Insurance. Schedule 2.16 hereto contains a list and description of insurance policies maintained by the Corporation in respect of the Business. Schedule 2.16 further lists all claims presently pending or, to the Knowledge of Founding Shareholders, threatened which are covered by such policies. Neither Founding Shareholders nor the Corporation has received written notice of cancellation or non-renewal of any of such policies. All material assets, properties and risks of the Corporation are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of the Corporation in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Corporation.

SECTION 2.17 Conduct of Business and Absence of Changes. Since December 31, 2006, the Corporation has conducted the Business in the regular and ordinary course and has not (a) suffered any Material Adverse Effect, (b) declared, set aside, made or paid any cash or stock dividend or distribution, redeemed or purchased, issued or sold any shares of its capital stock, (c) incurred any Indebtedness in excess of $50,000 individually or in the aggregate or made any loan to, or guarantee on behalf of, any person, (d) instituted any material increase in the compensation payable or to become payable to any officers or employees of the Corporation or any material changes in personnel policies or employee benefits, except for increases in employee salaries in the ordinary course of the Business, (e) entered into any agreements or commitments to merge or consolidate with, or to purchase a substantial equity interest in or a substantial portion of the assets of, or to acquire by any other manner, any business entity or division thereof, (f) permitted or allowed any assets of the Corporation to be subjected to any Encumbrance, (g) other than as disclosed in writing to Purchaser, written down or written up the value of any Inventories or Receivables or revalued any of the assets other than in the ordinary course of business consistent with past practice of the Corporation, (h) made any change in any method of accounting or accounting practice or policy used by the Corporation, (i) waived any rights of substantial value to the Corporation or terminated, cancelled, amended or compromised any material claims of the Corporation, (j) made any material changes in the customary methods of operations of the Corporation, including

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practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing, (k) made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes of the Corporation, (l) granted any increase, or announced or promised any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Corporation to any of its employees, including any increase or change pursuant to the Stock Option Plan, (m) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse of Affiliate of such person); (n) disclosed any secret or confidential Intellectual Property or permitted to lapse or become abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Corporation has any right, title, interest or license; or (o) amended, modified or consented to the termination of any material contract or the Corporation’s rights thereunder.

SECTION 2.18 Officers and Directors. Schedule 2.18 hereto sets forth the names of all the officers and directors of the Corporation. All directors, officers, management employees, consultants and technical and professional employees of the Corporation are under written obligation to the Corporation to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Corporation all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

SECTION 2.19 Third Party Consents. No consent or approval under any Contract and no consent or approval from, or filing or declaration with, any governmental or regulatory authority is required to be obtained or made by Sellers or the Corporation in connection with the execution, delivery or performance by Sellers of this Agreement or of any other agreement, document or instrument to be executed and delivered by Sellers pursuant hereto or in connection herewith or the consummation of the transactions provided for in this Agreement, except any such consent or approval which, if not obtained, would not reasonably be expected to cause a Material Adverse Effect on Sellers or the Corporation. The Founding Shareholders know of no reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

SECTION 2.20 Loans to or from Directors, Officers, Shareholders or Employees. The Corporation does not have outstanding any loans, advances or other Indebtedness incurred by any director, officer, shareholder or employee of the Corporation or Sellers, and there are no loans or advances made to the Corporation by, or Indebtedness incurred by the Corporation to, any director, officer, shareholder or employee of the Corporation or Sellers.

SECTION 2.21 Compliance with Laws. The Corporation is and has been in compliance, in all material respects, with all statutes, laws, rules, regulations, judgments, orders, decrees, governmental permits and other governmental authorizations or approvals applicable to the conduct of the Business as presently conducted, including, without limitations, laws and regulations pertaining to safety, environmental matters, and improper payments, unless specifically disclosed herein.

SECTION 2.22 Regulatory Compliance.

(a) The Corporation does not have any biological and drug products being manufactured, distributed, or developed by the Corporation that are subject to the jurisdiction of the United States Food and Drug Administration (“FDA”) and are required to be manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938, as amended, (the “FDCA”), the Public Health Service Act, and their applicable implementing regulations.

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(b) Neither the Corporation, nor any of its Affiliates, have received any notice since March 20, 2001 that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to withdraw approval, place marketing or sale restrictions, or request the recall of any product of the Corporation, or commenced, or threatened to initiate, any action to enjoin or place restrictions on the production, sale, marketing or reimbursement of any product of the Corporation.

(c) The Corporation has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Additionally, the Corporation, nor to the Knowledge of the Founding Shareholders, nor any officer, employee or agent of the Corporation has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

SECTION 2.23 Licenses. Schedule 2.23 lists each License held by the Corporation necessary for the operation of the Business. Except as indicated in the notes to Schedule 2.23, the Corporation has delivered or made available to Purchaser true and complete copies of all Licenses held by the Corporation. Except as disclosed in Schedule 2.23 the Licenses disclosed in Schedule 2.23 are, and have at all relevant times been, in full force and effect, and no proceeding for the suspension, limitation, revocation, termination or cancellation of any of them is pending or, to the Knowledge of Founding Shareholders, threatened.

SECTION 2.24 Customers. Listed in Schedule 2.24 the ten most significant customers (by revenue) of the Business for the twelve-month period ended December 31, 2006 and the six month period ended June 30, 2007 and the amount for which each such customer was invoiced during such period. None of the Founding Shareholders nor the Corporation has received any notice or has any reason to believe that any significant customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Corporation, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

SECTION 2.25 Suppliers. Listed in Schedule 2.25 are the names and addresses of each of the ten most significant suppliers of raw materials, supplies, merchandise and other goods for the Business for the twelve-month period ended December 31, 2006 and the six month period ended June 30, 2007 and the amount for which each such supplier invoiced the Corporation during such period. None of the Founding Shareholders nor the Corporation has received any notice or has any reason to believe that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Corporation at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases. None of the raw materials, supplies, merchandise or other goods supplied to the Business are such that they are not generally available in the market from more than one source.

SECTION 2.26 Books and Records; Disclosure Controls.

(a) The books of account, minute books, stock record books, and other records of the Corporation, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls. At the Closing, all of those books and records will be in the possession of the Corporation.

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(b) The minute books of the Corporation contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and the Board of Directors of the Corporation, and no meeting of any such shareholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Corporation. Since inception of the Corporation, the Board of Directors has not had any committees or committee meetings.

SECTION 2.27 Environmental.

(a) The Corporation is and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. The Corporation has not received and, to the Knowledge of the Founding Shareholders, no other Person for whose conduct it is or may be held to be responsible has received, any alleged, actual or Threatened order, notice, or other communication from any Person, including without limitation, any Governmental Authority (i) of any alleged, actual or potential violation or failure by the Corporation or such Person to comply with any Environmental Law, (ii) in connection with the Release of Hazardous Substance by the Corporation or such Person, (iii) in connection with any remedial investigation, removal or response action pursuant to any Environmental Law, or (iv) of any actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities in which the Corporation has or had an interest, or with respect to any property or Facility at, from or to which Hazardous Substances were generated, manufactured, refined, transferred, received, imported, used, transported, treated, stored, handled, disposed, recycled, or processed by the Corporation or any other Person for whose conduct the Shareholder is or may be held responsible.

(b) There are no pending or, to the Knowledge of the Founding Shareholders, Threatened, claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties or assets (whether real, personal, or mixed) of the Corporation.

(c) There are no pending or, to the Knowledge of the Founding Shareholders, Threatened Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Corporation (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets and to the Knowledge of the Founding Shareholders no other Person for whose conduct it is or may be held responsible has any Environmental, Health, and Safety Liabilities.

(d) There are no Hazardous Substances present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Substances contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Corporation, nor any other Person for whose conduct it is or may be held responsible, nor to the Knowledge of the Founding Shareholders any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Corporation has or had an interest except in full compliance with all applicable Environmental Laws.

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(e) There has been no Release or, to the Knowledge of the Founding Shareholders, Threat of Release, of any Hazardous Substances at or from the Facilities or at any other locations where any Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, stored, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Corporation has or had an interest, or any geologically or hydrologically adjoining property, whether by the Corporation, or, to the Knowledge of the Founding Shareholders, any other Person.

(f) The Corporation has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Corporation or any of the Shareholders pertaining to Hazardous Substances or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Corporation, or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

(g) The Corporation possesses all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority or any other Person, necessary for the conduct of, or relating to the operation of the Corporation required under Environmental Laws for its operations as currently conducted.

(h) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties under any Environmental Laws (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(i) To the Knowledge of the Founding Shareholders, no real property that is or has been owned or leased by the Corporation is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state list

(j) To the Knowledge of the Founding Shareholders, no off site location at which the Corporation or any other Person for whose conduct the Corporation may be responsible has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(k) There are no Encumbrances arising under any Environmental Laws on any Facility arising as a result of any actions taken or omitted to be taken by the Corporation or any other Person for whose conduct the Corporation may be responsible, or any of their predecessors and no actions have been taken by any Governmental Authority with respect to any Facility to impose an environmental Encumbrance with respect to such Facility as a result of any such actions

SECTION 2.28 No Broker. No agent, broker, investment banker or other Person acting on behalf of Sellers, the Corporation or any of its or their respective directors or officers is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions provided for in this Agreement.

SECTION 2.29 Disclosure. Neither this Agreement nor any of the Schedules hereto contains any untrue statement of a material fact or, to the Knowledge of Founding Shareholders and the Corporation, omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The Founding Shareholders are not

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aware of any facts pertaining to the Corporation which have not been disclosed in this Agreement nor any of the Schedules hereto which could a Material Adverse Effect.

SECTION 2.30 Bankruptcy. Sellers are not involved in any proceedings by or against it or any of them in any court under any bankruptcy law or any other insolvency or debtor’s relief law, whether federal, state or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers, knowing and intending that Sellers are relying hereon in entering into the transactions provided for in this Agreement, as follows:

SECTION 3.01 Authority Relative to Agreement. Purchaser has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Escrow Agreement. The execution and delivery of this Agreement and the Escrow Agreement by Purchaser and the consummation by Purchaser of the transactions provided for in this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser.

SECTION 3.02 Execution and Performance of Agreement; Validity and Binding Nature. This Agreement and the Escrow Agreement has been duly executed and delivered by Purchaser, and this Agreement is, and each of the documents and agreements executed and delivered by Purchaser pursuant to the terms hereof, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity.

SECTION 3.03 Non-Contravention. Neither the execution and delivery of this Agreement or the Escrow Agreement, nor the consummation of the transactions provided for in this Agreement shall (a) violate, breach or be in conflict with any provisions of the Certificate of Incorporation or Bylaws of either the Purchaser, (b) conflict with or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental or regulatory authority to which the Purchaser is subject, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice of lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement and the Escrow Agreement.

SECTION 3.04 Organization, Standing and Qualification. Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and lawful authority to own and hold its properties and conduct its business as now owned, held and conducted in its state of Delaware and the states (or other jurisdictions) in which it is required to qualify to do business, except where the failure to so qualify would not have a material adverse effect on its business.

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SECTION 3.05 Financial Condition. Purchaser has, and shall have on the Closing Date, cash (on hand or on deposit) sufficient in all respects to satisfy all of its obligations pursuant to this Agreement. Purchaser’s obligations hereunder are not contingent in any respect upon the obtaining or funding of any financing for the payment of the Purchase Price hereunder by Purchaser.

SECTION 3.06 Bankruptcy. Neither Purchaser nor any of its Affiliates is involved in any proceedings by or against it or any of them in any court under any bankruptcy law or any other insolvency or debtor’s relief law, whether federal, state or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official.

SECTION 3.07 Litigation. There is no litigation, investigation, action, suit or proceeding pending or, to the Knowledge of Purchaser, threatened in writing by or before any court, arbitrator or administrative or governmental agency involving Purchaser, any Affiliate of Purchaser, or any of their respective assets, which, if decided adversely to Purchaser or any Affiliate of Purchaser, would result in a Material Adverse Effect on Purchaser. There are no outstanding orders, writs, injunctions or decrees of any court, governmental body or arbitration tribunal which have had or would have a Material Adverse Effect on Purchaser.

SECTION 3.08 No Broker. No agent, broker, investment banker or other Person acting on behalf of Purchaser or any of its Affiliates or any of its or their directors or officers is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Sellers, including, without limitation, the Corporation, in connection with any of the transactions provided for in this Agreement.

SECTION 3.09 Investment Experience; Due Diligence. The Buyer (i) has had an opportunity to ask questions and receive answers from the Corporation regarding the business, properties, prospects and financial condition of the Corporation, and (ii) is capable of evaluating the risks and merits of the purchase of the Corporation and of protecting its own interests in connection with the purchase of the Shares.

ARTICLE IV

COVENANTS

SECTION 4.01 Conduct of the Corporation’s Business. Sellers covenant and agree that, prior to the Closing Date, unless Purchaser shall otherwise consent in writing or as otherwise contemplated by this Agreement:

(a) the Business shall be conducted by the Corporation only in, and the Corporation shall not take any action in respect of the Business that is not in, the ordinary course consistent with the Corporation’s past practice (including the timely payment of all expenses and not discounting or reducing any account receivables), and the Business shall be conducted by the Corporation in material compliance with all laws and requirements applicable to the conduct of the Business as presently conducted, including without limitation all laws, regulations and requirements applicable to the Corporation’s Licenses;

(b) the Corporation shall not, directly or indirectly, do any of the following: (i) sell, pledge, dispose of or encumber any material assets of the Corporation, except in the ordinary course of the Business; (ii) amend or propose to amend its Articles of Incorporation or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock; (iv) redeem, purchase, acquire or offer to acquire

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any shares of its capital stock; (v) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets; (vi) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; or (vii) enter into any contract, agreement or commitment with respect to any of the matters set forth in this Section 4.01(b);

(c) the Corporation shall not grant any material increase in the salary or other compensation of its employees except in the ordinary course of the Business and consistent with past practice, or pursuant to the terms of employment agreements in effect on the date hereof or Employee Benefit Plans, or enter into any employment agreement or make any loan to any employee of the Corporation (other than student loans in the ordinary course of the Business);

(d) the Corporation shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Corporation or to increase the benefits payable under its severance or termination pay practices to the extent that the same would be obligations of the Corporation after the Closing;

(e) the Corporation shall not adopt or amend, in any material respect, except as provided for in this Agreement or as may be required by applicable law or regulation, any, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

(f) the Corporation shall maintain its books, accounts and records in the usual, regular and ordinary manner in accordance with its past practice and shall comply in all material respects with all federal, state, local or foreign laws, rules, regulations, permits and licenses applicable to it and to the conduct of the Business as presently conducted; and

(g) Sellers shall not sell, transfer, pledge, dispose of or otherwise encumber any of the Shares.

SECTION 4.02 Access to Information.

(a) Sellers shall cause the Corporation and its officers, directors, employees, representatives and agents to afford, from the date hereof to the Closing Date, the officers, employees, accountants, attorneys and other representatives and agents of Purchaser reasonable access, upon reasonable prior written notice, during regular business hours, to the Corporation’s premises and designated officers, employees and agents, properties, books, records and work papers, and shall furnish Purchaser all financial, operating and other information and data, as Purchaser, through its officers, accountants, attorneys and other employees or agents, may reasonably request, all subject to any confidentiality provisions set forth in any contracts or agreements by which Sellers or the Corporation are bound, and any other confidentiality agreement between the parties to this Agreement.

(b) No investigation pursuant to this Section 4.02 shall affect or add to any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to consummate the transactions provided for in this Agreement.

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SECTION 4.03 Consents. Sellers shall use commercially reasonable efforts to obtain, or to cause the Corporation to obtain, the consents required under Required Consent Contracts, and Purchaser shall cooperate with Sellers and the Corporation in connection therewith, except that if neither Sellers nor the Corporation is able to obtain the consent required under any Required Consent Contract prior to the Closing, or if the consent required under a Required Consent Contract cannot be obtained without unreasonable effort or expense by Sellers or the Corporation, the parties shall: (i) cooperate in any reasonable arrangement designed to provide, after the Closing, the Corporation or Purchaser the benefits under any such Required Consent Contract; and (ii) use commercially reasonable efforts to cooperate to obtain the consent required under such Required Consent Contract as promptly as reasonably possible after the Closing Date.

SECTION 4.04 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (a) the occurrence, or failure to occur, of any event that such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any material failure of Sellers or Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted. Sellers shall provide, twice per month, operating updates, including the status of employee terminations and hiring.

SECTION 4.05 Corporation Employees.

(a) As soon as administratively practicable after the Closing Date, the employees of the Corporation shall cease participation in any and all Employee Benefit Plans of the Corporation and from and after the Closing Date, Purchaser shall provide to each employee of the Corporation employee benefits and incentives that are the same or similar in all material respects to the benefits and incentives that are currently provided by Purchaser or its Affiliates to its similarly-situated employees; provided, however, that as required by law, the Corporation’s employees will continue to participate in the Corporation’s SIMPLE IRA Plan through and including December 31, 2007 and will not be eligible to participate in Purchaser’s qualified 401(k) Plan until January 1, 2008.

(b) For purposes of each Purchaser Plan providing medical, dental, pharmaceutical and/or vision benefits to any employee of the Corporation, Purchaser shall cause each employee of the Corporation as of October 1, 2007 to be eligible and to participate, without any waiting period or break in coverage, in each such Purchaser Plan to the extent that coverage under such Purchaser Plan replaces coverage under a comparable Employee Benefit Plan for such employee.

SECTION 4.06 Noncompetition/Nonsolicitation Obligations.

(a) Noncompetition. Each Founding Shareholder expressly covenants and agrees that for a period of three years following the Closing Date (the “Restricted Period”), he or she will not, directly or indirectly on behalf of any other person, firm, limited liability company, partnership or corporation, as owner, employee, creditor, consultant or otherwise, engage in any business in the United States that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied (or contemplated to be manufactured, produced or supplied) by the Corporation as of the Closing Date.

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(b) Customer Non-Solicitation. Each Seller expressly agrees that during the Restricted Period, he or she will not solicit, divert, take away, or interfere with, or attempt to solicit, divert, take away or interfere with, any of the Corporation’s customers or the business or patronage of any such customers, either for himself or on behalf of any other person, firm, partnership, limited liability company or corporation within the United States.

(c) Employee Non-Solicitation. Each Seller expressly agrees that during the Restricted Period, he or she will not solicit or recruit any employees, officers, representatives or agents of the Corporation or its Affiliates, either for himself or on behalf of any other person, firm, partnership, limited liability company or corporation or interfere with or attempt to interfere with any employment or consultant arrangement of the Corporation; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising.

(d) Enforcement.

(i) Reasonableness of Restrictions. Each Seller acknowledges that compliance with this Section 4.06, is reasonable and necessary to protect Purchaser and Corporation’s legitimate business interests, including but not limited to Purchaser and Corporation’s goodwill.

(ii) Irreparable Harm. Each Seller acknowledges that a breach of his obligations under this Section 4.06 will result in great, irreparable and continuing harm and damage to the Purchaser and Corporation for which there is no adequate remedy at law.

(iii) Injunctive Relief. Each Seller agrees that in the event he breaches this Section 4.06, Purchaser and the Corporation shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Section 4.06, in addition to any and all monetary damages allowed by law, against him.

(iv) Extension of Covenants. In the event that a court determines that a Seller violates any one or more of the covenants contained in this Section 4.06, the Seller agrees that the time periods set forth in this Section 4.06 are suspended during any period in which the Seller is breaching such covenants and the Restricted Period shall be extended by the length of any such period of breach.

(v) Judicial Modification. The parties expressly agree that the character, duration and geographical scope of such provisions in this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. The parties have attempted to limit each Founding Shareholder’s right to compete only to the extent necessary to protect Purchasers and the Corporation’s goodwill and other business interests. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that a court having jurisdiction over the enforcement of this Section 4.06 shall exercise its power and authority to reform the Founding Shareholders’ covenants under this Section 4.06 to the extent necessary to cause the limitations contained therein as to time, geographic area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect Purchaser and Corporation’s goodwill and other business interests.

SECTION 4.07 Indemnification.

(a) Subject to the provisions of this Section 4.07 and the indemnification obligations section forth in Article V, effective as of and after the Closing Date, Sellers shall, jointly and severally,

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indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (“Purchaser Indemnified Party”), from and against all Damages, whether involving a third party claim or between the parties to this Agreement, that any Purchaser Indemnified Party may suffer or become subject to, as and when incurred by such Purchaser Indemnified Party, as a result of (i) any inaccuracy of any representation or warranty of Sellers and the Corporation contained in this Agreement or any other documents relating to the transaction contemplated herein (including all schedules, exhibits and annexes hereto and thereto), (ii) any breach of any covenant or agreement of Sellers contained in this Agreement or any other documents relating to the transaction contemplated herein, and (iii) to the extent not covered by the Corporation’s general liability insurance policy, any product shipped or manufactured by, or any services provided by, the Corporation prior to the Closing Date.

(b) Subject to the provisions of this Section 4.07, effective at and after the Closing Date, Purchaser shall indemnify, defend and hold harmless Sellers, and their respective stockholders, members, partners, managers, officers, directors, employees, representatives, controlling persons, counsel, agents, successors and assigns (“Seller’s Indemnified Party”), from and against all Damages, whether involving a third party claim or between the parties to this Agreement, that any Seller’s Indemnified Party may suffer or become subject to, as and when incurred by such Seller’s Indemnified Party, as a result of (i) any inaccuracy of any representation or warranty made by Purchaser in this Agreement or any other documents relating to the transaction contemplated herein (including all schedules, exhibits and annexes hereto and thereto), (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or any other documents relating to the transaction contemplated herein, and (iii) all liability for Taxes of Purchaser and taxes owed by the Corporation for all Tax periods (and portions thereof) beginning after the Closing Date.

(c) The representations and warranties made herein shall survive the Closing until the second anniversary of the Closing Date, except that (i) the representations and warranties contained in Sections 2.01, 2.02, 2.03 and 2.05 shall survive indefinitely, (ii) the representations and warranties in Section 2.12 and Article V, dealing with Tax matters, shall survive as provided in Section 5.04; (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of Founding Shareholders or the Corporation contained herein relating to environmental matters, such representation and warranty shall, for purposes of such claims by the Purchaser, survive the Closing until the tenth anniversary of the Closing; (iv) the representations and warranties which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall survive until the final resolution of those claims and (v) insofar as any breach of any representation or warranty is the result of fraud or intentional misrepresentation then such representation or warranty shall survive the Closing without limitation.

(d) The right to indemnification, payment of Damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(e) In the event that an Indemnifying Party shall be obligated to indemnify Purchaser Indemnified Party or Seller’s Indemnified Party as the case may be, pursuant to this Section 4.07, the Indemnifying Party shall, upon payment in full of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates. Without limiting the

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foregoing, if at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate of such Indemnified Party) receives any recovery, settlement or other similar payment with respect to any Damage incurred by Sellers or Purchaser, as the case may be, for which such Indemnified Party received such indemnity payment, such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such payment, less any expense incurred by such Person in connection with such payment; provided that nothing herein shall require Purchaser to submit or seek recovery under Purchaser’s insurance policies for any Damages for which Seller is required to indemnify Purchaser hereunder.

(f) For the purpose of determining the amount of any Damages that are the subject matter of a Claim for indemnification hereunder, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any “materiality” or “Material Adverse Effect” standard or qualification contained in such representation or warranty.

SECTION 4.08 Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a Purchaser Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”), such Indemnified Party shall give notice (a “Claim Notice”) to (i) Seller Representatives, in the case of an indemnification claim pursuant to Section 4.07(a) or (ii) Purchaser, in the case of an indemnification claim pursuant to Section 4.07(b) (“Indemnifying Party”), in either case as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may reasonably give rise to Damages for which indemnification may be sought under this Section 4.08; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnified Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction). If any proceeding is filed or instituted making a claim against any Indemnified Party with respect to a matter subject to indemnity hereunder, notice thereof shall be given to the Indemnifying Party as promptly as practicable; however, the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent such Indemnified Party is actually prejudiced by such failure (to the extent determined by a court of competent jurisdiction). After receipt of such a notice of a proceeding, the Indemnifying Party shall have the right to defend the Indemnified Party against the proceeding at the Indemnifying Party’s expense with counsel of its choice satisfactory to the Indemnified Party, unless the nature of the claim creates an ethical conflict or otherwise makes it inadvisable for the same counsel to represent the Indemnified Party and the Indemnifying Party, so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the claim or proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim or raised in the proceeding, (b) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the proceeding and fulfill its indemnification obligations hereunder, (c) the proceeding involves only a claim for money damages and no other relief and (d) the Indemnifying Party conducts the defense of the proceeding actively and diligently. The Indemnifying Party shall not compromise or settle any such proceeding without the prior written consent of the Indemnified Party or enter into any settlement negotiations in connection with such proceeding without giving prior written notice to the Indemnified Party. In all other cases the Indemnified Party may defend the claim or proceeding with counsel of its choosing at the expense of the Indemnifying Party. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such proceeding defended by the Indemnifying Party and any appeal arising therefrom and employ its own counsel in connection therewith. The parties shall cooperate with each other in connection with any defense in any notifications to insurers. If the Indemnifying Party fails to promptly and diligently assume the defense of such

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proceeding after receipt of notice hereunder, the Indemnified Party against which such claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such proceeding with counsel of its own choosing at the expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate therein at its own cost.

SECTION 4.09 Distributions from the Escrow Fund. In the event that (a) the Seller Representatives shall not have objected to the amount claimed by the Purchaser for indemnification with respect to any Damages in accordance with the procedures set forth in the Escrow Agreement, or (b) the Seller Representatives shall have delivered notice of their disagreement as to the amount of any indemnification requested by the Purchaser and either (i) the Seller Representatives and the Purchaser shall have, subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify the Purchaser for a specified amount and shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from the Sellers and the Escrow Agent shall have received, in the case of clause (i) above, written instructions from the Seller Representatives and the Purchaser or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Purchaser from the Escrow Fund any amount determined to be owed to the Purchaser under this Section 4.09, in accordance with the Escrow Agreement. Pursuant to the Escrow Agreement, in the event that one or more of the Milestones set forth in Schedule 1.05 are not fully achieved by the end of 24 months from the date hereof, the Escrow Agent shall return all remaining amounts in the Escrow Fund to Purchaser and the Seller Representatives will provide written instructions directing the Escrow Agent to make such distribution.

SECTION 4.10 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims relating to Taxes as set forth in Article V: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 4.07, unless and until the aggregate amount of indemnifiable Damages which may be recovered from the Indemnifying Party equals or exceeds $75,000, after which the Indemnifying Party shall be liable only for those Damages in excess of $75,000; and (b) the maximum amount of indemnifiable Damages which may be recovered from an Indemnifying Party (i) arising out of or resulting from the causes set forth in Section 4.07(a) shall be an amount equal to his or her pro rata portion of the Purchase Price as indicated by the number of Shares held by such Seller as set forth on Schedule 1.02 and (ii) if arising out of or resulting from the causes set forth in Section 4.07(b) shall be an amount equal to the pro rata portion of the Purchase Price received by such Seller seeking indemnification under Section 4.07(b) as indicated by the number of Shares held by such Seller as set forth on Schedule 1.02. The provisions of this Section 4.10 shall not apply with respect to indemnification for (i) Taxes, including any representations or warranties made in Section 2.12 or Article V, (ii) the representations and warranties contained in Sections 2.01, 2.02, 2.03, 2.05, or 2.28, or (iii) any breach of any representation or warranty as a result of fraud or intentional misrepresentation.

SECTION 4.11 Use of Intellectual Property. The Sellers acknowledge that from and after the Closing Date, the name of the Corporation and all similar or related names, marks and logos (all of such names, marks and logos being the “Corporation Marks”) shall be owned by the Corporation, that neither the Sellers nor any of their Affiliates shall have any rights in the Corporation Marks and that neither the Sellers nor any of their Affiliates will contest the ownership or validity of any rights of the Purchaser or the Corporation in or to the Corporation Marks.

SECTION 4.12 Schedules.

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(a) The parties shall promptly revise or supplement their respective Schedules hereto upon the occurrence of any event or change in condition that would render any Schedule hereto incorrect or incomplete as of the Closing Date to reflect information learned of or that came into existence after the date hereof and that would have been required to be disclosed on one or more Schedules hereto if such information was known or in existence on the date hereof.

(b) The disclosure of any matter, event, condition or state of facts in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing shall expressly not be deemed to constitute an admission by Sellers, the Corporation or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement. Any updates shall not serve as a basis to qualify the Sellers’ representations or warranties unless accepted by Purchaser.

(c) In the event of any inconsistency between the statements in the body of this Agreement and any Schedule (other than an exception expressly set forth as such in such Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

SECTION 4.13 Exclusivity. Beginning on the date of the execution of this Agreement through September 30, 2007 (“Exclusivity Period”), Sellers will not, and Sellers will cause Corporation, and all the respective officers, directors, employees, agents, stockholders or representatives of such parties, not to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, and cease all discussions and negotiations with, any third party (other than Purchaser) concerning, or otherwise facilitate, any acquisition, merger or business combination or the sale or license of all or any material portion of the Corporation’s assets, securities, or other similar transaction or any sale of debt or equity securities involving the Corporation.

SECTION 4.14 Leases. Prior to the Closing, Sellers shall use reasonable commercial efforts where necessary to enter into amendments to its leases or obtain landlords consents related to the change in control of the Corporation contemplated by this Agreement; provided that Sellers shall be responsible for all expenses associated with the leases in excess of the rental and other fees set forth on Schedule 2.10(a) resulting from lease amendments referred to herein.

SECTION 4.15 Seller’s Post Closing Release. Effective as of the Closing Date, and subject to the payment of all amounts due Sellers from Purchaser hereunder, each Seller hereby releases and discharges the Corporation and any of its affiliates (whether in such Seller’s capacity as a shareholder, director, officer, employee or otherwise) from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Corporation or its affiliates, and such Seller from the beginning of time through the Closing, it being understood, however, that such release shall not operate to release the Corporation or Purchaser from any obligations under this Agreement. Each Seller acknowledges that the Legal Requirements of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing, such Seller shall be deemed to waive any such provision. Each Seller further agrees that such Seller shall not (i) institute any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or

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before, or otherwise involving, any governmental body or arbitrator (“Proceeding”) based upon, arising out of, or relating to any of the released claims, (ii) participate, assist, or cooperate in any such Proceeding, or (iii) encourage, assist and/or solicit any third party to institute any such Proceeding.

SECTION 4.16 Tax Receipts. Sellers Representatives shall assist Purchaser in obtaining a receipt or certificate for the Corporation from each state in which the Corporation files Tax Returns showing that all state and local Taxes have been paid by Corporation.

SECTION 4.17 Confidentiality.

(a) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, the following information, which is the confidential, proprietary information, and trade secrets of the Corporation: (1) customer lists, consultant lists, and customer information as compiled by the Corporation, including customer orders, product usage, product volumes, pricing, customer technology, sale and contract terms, contract expiration dates, and other compiled customer information; (2) the Corporation’s own internal practices and procedures, compensation and payroll information, and personnel data; (3) the Corporation’s financial condition and financial results of operations; (4) supply of materials information, including sources and costs; (5) information relating to designs, formula, developmental or experimental work, know-how, products, processes, computer programs, source codes, data bases, designs, schematics, inventions, creations, original works of authorship, or other subject matter relating to the Corporation’s research and development, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, licensing, and selling activities; (6) all information which Seller has a reasonable basis to consider confidential or which is treated by the Corporation as confidential; and (7) any and all information, whether in oral or written form, having independent economic value to the Corporation that is not generally known to, and not readily ascertainable by proper means by a person who can obtain economic value from its disclosure or use. Confidential Information shall also include information which, though not specifically disclosed to Seller by the Corporation, is made available to Seller through Seller’s access to or inspection of the Corporation’s facilities or products. Excluded from this paragraph is information that is already disclosed to third parties by proper means and is in the public domain.

(b) Seller shall not directly or indirectly disclose, utilize, or authorize any disclosure of Confidential Information to any third person or party.

ARTICLE V

TAX MATTERS

SECTION 5.01 Indemnification and Allocation of Liabilities.

(a) Tax Indemnification. Sellers shall indemnify and hold harmless the Purchaser, its successors, heirs and assigns, and affiliates, subsidiaries, stockholders, officers and directors of each, from and against, without duplication, on an after-tax basis, all losses or liabilities incurred by it or them directly and indirectly with respect to, in connection with, or arising from:

(i)	any and all Taxes (or the non-payment thereof) of Sellers and the Corporation for all Pre-Closing Tax Periods, and the portion of any Straddle Period that ends on the Closing Date, as determined in Section 5.01(c);

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(ii)	any breach of any representation, warranty, or covenant relating to or with respect to Taxes which includes but is not limited to the provisions set forth in Section 2.12 and this Article V;

(iii)	any and all Taxes (or the non-payment thereof) of any Person (other than the Corporation) imposed on the Sellers or the Corporation as a transferee or successor by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; and

(iv)	subject to the limitation on liability set forth in Section 5.04(b), a reduction of Tax attributes of the Corporation (as owned by Purchaser) as a result of any action or inaction involving the Sellers.

(b) Procedure for Reimbursement. The Sellers shall fully reimburse the Purchaser for any Taxes or other amounts of the Purchaser or the Corporation, which are the responsibility of the Seller pursuant to this Article V pursuant to the provisions set forth in Section 5.03 (“Timing and Treatment of Payments”).

(c) Straddle Period. For purposes of this Article V, whenever it is necessary to determine the amount of Taxes (or the non-payment thereof) of the Corporation for a Straddle Tax Period, the determination of the Taxes for the portion of the Straddle Tax Period (1) beginning prior to the Closing Date and ending on the Closing Date, and (2) beginning the day after the Closing Date, shall be determined:

(i)	in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any distribution, sale or other transfer or assignment of property, by assuming that the Corporation had a taxable year or period which ended at the close of the Closing Date and closing the books of the Corporation as of such date (and for such purpose the taxable period of any partnership, joint venture or other pass-through entity in which the Corporation holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis; and

(ii)

in the case of Taxes not described in clause (i) that are imposed on a periodic basis and measured by the level of any item, shall be deemed to be the amount of such Taxes (including any minimum) for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period determined in clause (1) above and the denominator of which is the number of calendar days in the entire Straddle Tax Period. In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this subsection shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to

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effect the foregoing allocations shall be made in a manner consistent with prior practice of the Corporation.

(iii)	Subject to the limitations on liability provided in Section 5.04, for the avoidance of doubt, any Taxes (including but not limited to those arising under Code §1374) resulting from a §338(h)(10) Election shall be the responsibility of Sellers; and neither Corporation nor Purchaser shall be liable for any such Tax.

(d) S Corporation Status. Corporation and Sellers shall not revoke Corporation’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Corporation and Sellers shall not intentionally take or intentionally allow any action that would result in the termination of Corporation’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

(e) Tax Periods Ending on or before Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Corporation for all periods ending on or prior to the Closing Date that are filed after the Closing Date. With respect to Corporation’s short-year income Tax Return, Purchaser and Seller Representatives shall mutually agree to such return prior to filing, provided that any comments to such return submitted by Seller Representatives are permitted by law. If Purchaser and Seller Representatives are unable to mutually agree on such return, then the Parties shall refer any dispute to an independent national accounting firm, whose decision shall be binding on both Parties. To the extent permitted by applicable law, Purchaser shall report on the Corporation’s short-year income Tax Return and allocate to the Sellers individual K-1s the compensation deduction attributable to the exercise of Sellers’ options. Further, to the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1’s furnished by Corporation to Sellers for such periods.

(f) Cooperation on Tax Matters.

(i)	Purchaser, Corporation and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Corporation, Sellers and Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to Corporation relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof), of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, Corporation or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

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(ii)	Purchaser and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii)	Except as otherwise required by Law, or with the consent of the Purchaser, the Sellers covenant and agree that they shall not file or amend any Tax Return, file any claim for refund, change any method of Tax accounting, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Corporation, enter into any closing agreement, settle or compromise any federal, state, local or foreign Tax liability or claim regarding the Corporation, or make or change any Tax election with respect to any Tax period, in each case that may result in any increased Tax liability of, or loss of Tax benefits by, the Purchaser or the Corporation. Nothing in this Article shall prohibit Purchaser (or the Corporation, if directed by Purchaser) to amend, refile, or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Corporation with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period provided such amendment, refiling, modification, or extension will (i) be mutually agreed upon by Purchaser and a Seller Representative prior to filing so long as any comments to such return submitted by Seller Representative are permitted by law, and (ii) not have an adverse affect on the liability of the Sellers or the Corporation for which Sellers are liable pursuant to this Agreement.

(g) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Corporation shall be terminated as of the Closing Date and, after the Closing Date, Corporation shall not be bound thereby or have any liability thereunder.

(h) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees, and, if required by applicable law, Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(i) Filings. Purchaser and Sellers agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, Code Section 6043A, or any other Section of the Code and all Treasury Regulations promulgated thereunder.

SECTION 5.02 §338(h)(10) Election.

(a) Election. At Purchaser’s option, Purchaser and Sellers shall join in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, or foreign tax law), with respect to the purchase and sale of the Corporation’s stock hereunder (collectively,

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a “§338(h)(10) Election”). Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the §338(h)(10) Election on their Tax Returns to the extent required by applicable law and will pay any Tax attributable to the making of a §338(h)(10) Election. Sellers shall also pay any Tax imposed on Corporation attributable to the making of the §338(h)(10) Election , including (i) any Tax imposed under Code §1374, (ii) any tax imposed under Treas. Reg. §1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Corporation’s gain; provided, however, that all such taxes are included in the Gross-Up Amount and paid by Purchaser to Sellers as provided herein. The obligation of Purchaser to pay the Gross-Up Amount to Sellers is intended to equal the amount of incremental Taxes owed by Sellers resulting from making the §338(h)(10) Election, so that Sellers’ incremental Tax liability resulting from such election is, by way of the Gross-Up Amount, borne by Purchaser.

(b) Form 8023. Within ninety (90) days following the Closing Date, Purchaser shall prepare Form 8023 and submit the form to the Sellers for their approval, which shall not be unreasonably withheld. If Purchaser has failed to provide Form 8023 to Sellers (or Sellers’ representative for distribution to Sellers) within ninety (90) days of the Closing Date, then Sellers may (but shall have no obligation to) prepare such form and submit such form to Purchaser for its approval, which shall not be unreasonably withheld. If submitted by either party, all Sellers shall timely execute and file the Form 8023.

(c) Allocation of Purchase Price. The Parties agree that the Purchase Price and the liabilities of the Corporation (plus other relevant items) will be allocated to the assets of the Corporation for all purposes (including Tax and financial accounting purposes) as shown on the allocation scheduled (the “Allocation Schedule”) attached hereto as Schedule 5.02(c), which was agreed to by the Parties and prepared in a manner consistent with Code Sections 338 and 1060, and the Treasury Regulations thereunder. Any subsequent adjustments pursuant to this Agreement to the sum of the Purchase Price and liabilities shall be reflected in the Allocation Schedule in a manner consistent with Sections 338 and 1060, and the Treasury Regulations thereunder. Purchaser, Corporation and Sellers shall timely file all Tax Returns (including Form 8883, amended returns and claims for refund) and information reports in a manner consistent with this Agreement including the Allocation Schedule, as amended, and none of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. If, pursuant to this Agreement, the amount allocated to any asset is increased or decreased after the filing of the Form 8883, then the parties shall timely file a supplemental Form 8883 in a manner consistent with this Agreement, Code Sections 338, 1060, and the Treasury Regulations thereunder.

(d) Valid §338(h)(10) Election. Without limiting the obligations of Sellers pursuant to this Article V, if a §338(h)(10) Election is made with respect to the acquisition of the stock of the Corporation, then Purchaser and Sellers acknowledge that if Purchaser had purchased the assets of the Corporation directly, rather than its outstanding stock, and Purchaser had neither assumed nor purchased such assets “subject to” any Tax obligations of the Corporation or Sellers, then Purchaser would not have any obligation for the Taxes of the Corporation or Sellers for the period ending as of the Closing. Purchaser and Sellers intend and agree that the Tax indemnification obligations of Sellers set forth in this Article V shall be applied to indemnify and hold Purchaser and Corporation harmless, at a minimum, from the same Taxes that would have remained the obligation of Sellers, if the Parties had effected the transactions contemplated by this Agreement as a direct purchase of the Corporation’s assets by Purchaser, and the Corporation had been liquidated, with Seller succeeding to the Corporation’s pre-Closing Tax liabilities, including the Tax liabilities arising from such sale and liquidation.

SECTION 5.03 Timing and Treatment of Payments.

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(a) Payment by the Sellers of any amounts due under this Article V shall be made at the earlier of (a) at least three Business Days before the due date of the applicable Tax Return required to be filed by the Purchaser for which the Sellers are responsible under this Article V, (b) within three Business Days following earlier of the establishment of the Sellers’ responsibility that an indemnity amount is payable to the Purchaser pursuant to this Article V, or following the payment of Taxes by the Purchaser or the Corporation.

(b) Notwithstanding subsection (a) above, if liability under this Article V is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Article V shall be made within five Business Days after the date when the Sellers have been notified by the Purchaser that the Sellers have a liability for a determinable amount under this Article V and is provided with calculations or other materials supporting such liability.

(c) Purchaser and Sellers agree that any payments made under this Article will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

SECTION 5.04 Survival.

(a) General. Notwithstanding any provisions of this Agreement to the contrary, this Article V and the representations and warranties set forth in Section 2.12, shall survive and shall remain in effect until 90 days after the expiration of all applicable statute of limitations and shall survive any death, corporate reorganization, dissolution or liquidation of the Sellers, the Purchaser or the Corporation. Notwithstanding anything to the contrary in this Agreement, the Tax indemnification obligations of the Sellers are not subject to any threshold requirement relating to the amount to be reimbursed or, except as set forth in Section 5.04(b), any ceiling on the maximum amount subject to indemnification, and Purchaser shall not be treated as having assumed the risk of any Taxes by reason of the closing of the transaction or by reason of any knowledge that the Purchaser had or should have had about the Sellers’ or the Corporation’s Tax obligations, notwithstanding any other provision of this Agreement to the contrary.

(b) §338(h)(10) Limitation. If the transactions contemplated by this Agreement are not consummated in conjunction with the §338(h)(10) Election contemplated by Section 5.02, then Sellers and Purchaser agree as follows:

(i) Covenant to Inform Others. If any of Sellers, Sellers’ Representatives, Corporation, Purchaser or any of their affiliates is notified, in writing or otherwise, that the §338(h)(10) Election will not apply to the transactions contemplated by this Agreement, then such Person covenants to immediately inform all Sellers, Sellers’ Representatives, Corporation and Purchaser of such information.

(ii) Covenant to File Tax Return. If the §338(h)(10) Election will not apply to the transactions contemplated by this Agreement, then Purchaser shall timely notify each Seller that they should file an amended income Tax Return in order to claim a refund for their share of the Gross Up Amount. Purchaser, at its own cost and expense, shall hire a certified public accounting firm to prepare the amended returns on behalf of each Seller, and each seller hereby names and appoints Purchaser its attorney-in fact, with full power of substitution, to act for and file such amended returns on behalf of Seller and Seller further agrees to otherwise cooperate in all reasonable respects with Purchaser in preparing such Seller’s amended Tax Return. Purchaser shall be solely responsible for the preparation and filing of all Seller amended income Tax Returns. Upon the actual receipt of any Tax refund resulting form the filing of the amended Tax Returns, such Seller shall promptly remit such payment or refund to Purchaser.

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(iii) Acknowledgement. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Sellers only liability arising from the failure of the §338(h)(10) Election shall be to (x) remit to Purchaser any Tax refund received by Sellers under this Section 5.04(b), and (y) remit to Purchaser any portion of the Gross-Up Amount received by Sellers, which were not paid or otherwise remitted with respect to Sellers Tax Returns. The exception provided in (y) is intended to cover situations where the Gross-Up Amount did not go to pay a Seller’s taxes. For example, if a Seller has a tax loss carryforward and uses that tax loss carryforward to offset the income resulting from the §338(h)(10) Election then they will not have to use the Gross-Up amount to pay taxes.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01 Conditions to Each Party’s Obligation to Close. The respective obligations of each party to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

(a) no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the transactions provided for in this Agreement;

(b) there shall not be pending nor shall there have been threatened, any litigation, investigation, action, suit or proceeding by or before any court, arbitrator or administrative or governmental body challenging the lawfulness of or seeking to prevent or delay any aspect of the transactions provided for in this Agreement or seeking monetary or other relief by reason of the consummation of any of such transactions; and

(c) all governmental and regulatory consents and approvals which are required to be obtained prior to the Closing and which are necessary to permit the consummation of the transactions provided for in this Agreement, and all third party consents which are required by this Agreement to be obtained prior to the Closing (other than consents which the Corporation and Sellers are unable to obtain, or which cannot be obtained without unreasonable effort or expense by the Corporation or Sellers, the failure or inability of which to obtain would not or is reasonably likely not to result in a Material Adverse Effect on the Corporation) shall have been received, and no such approvals or consents shall impose any condition or limitation that would result or be reasonably likely to result in a Material Adverse Effect on the Corporation.

SECTION 6.02 Conditions to the Obligation of Sellers. The obligation of Sellers to consummate the transactions provided for in this Agreement shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

(a) Purchaser shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement on or prior to Closing Date;

(b) the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made at and as of such date,

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except that any representations and warranties that are qualified by standards of materiality shall be true and correct on and as of the Closing Date;

(c) Sellers Representatives shall have received a certificate signed by a senior executive officer of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) above have been satisfied; and

(d) Purchaser shall have executed and delivered the Escrow Agreement to Seller Representatives and Escrow Agent.

SECTION 6.03 Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions provided for in this Agreement, shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

(a) Sellers shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it under this Agreement on or prior to the Closing Date;

(b) the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made at and as of such date;

(c) Purchaser shall have received a certificate signed by Seller Representatives, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) above have been satisfied;

(d) Sellers shall have delivered to Purchaser the certificate(s) representing the Shares, duly endorsed for transfer to Purchaser in accordance with the terms of Section 1.06 hereof and in form satisfactory to the Purchaser;

(e) Purchaser shall have received the resignations, effective as of the Closing Date, of all of the directors of the Corporation, except for such persons as shall have been designated in writing to remain on the Corporation’s Board of Directors following the Closing Date;

(f) Purchaser shall have received (i) a copy of the Articles of Incorporation, as amended, of the Corporation, certified by the Secretary of State of California, as of a date not earlier than 10 business days prior to the Closing Date and accompanied by a certificate of the Secretary of the Corporation, dated as of the Closing Date, stating that no amendments have been made to such Articles of Incorporation since such certified date, (ii) the By-laws of the Corporation, certified by the Secretary of the Corporation; and (iii) good standing certificates for the Corporation from the Secretary of State of California and from the Secretary of State in each other jurisdiction in which the operation of the Business in such jurisdiction requires the Corporation to qualify to do business as a foreign corporation, in each case as of a date not earlier than five business days prior to the Closing Date;

(g) There shall not have occurred any Material Adverse Effect as to the Corporation;

(h) The Stock Option Plan shall be terminated and all employee (or other) options issued thereunder shall be exercised or cancelled prior to the Closing; and

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(i) Sellers Representatives shall have executed and delivered the Escrow Agreement to Purchaser and Escrow Agent.

ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.01 Termination and Abandonment. This Agreement may not be terminated or rescinded after completion of the Closing. This Agreement may be terminated and the transactions provided for in this Agreement may be abandoned at any time prior to completion of the Closing only in accordance with the following:

(a) by mutual agreement of Purchaser and Seller Representatives;

(b) by Seller Representatives, if all of the conditions set forth in Section 6.03 shall have been complied with and performed and one or more of the conditions set forth in Section 6.01 and Section 6.02 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before the Drop Dead Date, subject to Sellers’s right to extend the Drop Dead Date for up to two successive 30-day periods; or

(c) by Purchaser, if all of the conditions set forth in Section 6.02 shall have been complied with and performed and one or more of the conditions set forth in Section 6.01 and Section 6.03 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Sellers on or before the Drop Dead Date, subject to Purchaser’s right to extend the Drop Dead Date for up to two successive 30-day periods.

SECTION 7.02 Effect of Termination. Except as provided in Section 4.06 with respect to the non-solicitation of customers and employees, and except as provided in Section 8.02 hereof with respect to expenses, in the event of the termination of this Agreement and the abandonment of the transactions provided for in this Agreement pursuant to Section 7.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for willful breach hereof or for fraud with respect hereto.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Seller Representatives.

(a) Sellers hereby designate the individuals set forth on Schedule 8.01 as the Sellers representatives (individually, a “Seller Representative” and collectively, the “Seller Representatives”), to represent Sellers, their successors and assigns following the Closing Date as agent and attorney-in-fact in all matters relating to this Agreement and the transactions contemplated under this Agreement, including without limitation, (i) accepting the Purchase Price on behalf of the Sellers as provided in Section 1.04 from Purchaser and distributing the applicable amounts to each Seller; (ii) determining whether the conditions to Closing in Article VI have been satisfied and supervising the Closing, including

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waiving any such condition if any Sellers Representative, in his or her sole and absolute discretion, determines that such waiver is appropriate; (iii) accepting notices on behalf of any and all Sellers in accordance with this Agreement; (iv) negotiating and entering into the Escrow Agreement on behalf of Sellers and taking any and all actions that may be necessary or desirable in connection therewith, as determined by a Sellers Representative in his or her sole and absolute discretion, (v) granting any consent or approval on behalf of any and all Sellers under this Agreement; and (vi) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by a Sellers Representative on behalf of any and all Sellers. Any Seller Representative shall have full power and authority to take any and all actions and make any and all decisions required or permitted to be taken or made by Sellers under this Agreement and the Escrow Agreement following the execution of this Agreement, including related to any indemnification matters hereunder, which power and authority shall include, without limitation, full power and authority to agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of a court and awards of arbitrators with respect to (i) any claim for Damages by Purchaser against Sellers, and (ii) any claim for Damages by Sellers; provided that the Seller Representatives shall have no authority to take or agree to any action which would have the effect of increasing the maximum liability of any Seller or changing any Seller’s proportionate share of the liability without the prior written consent of such Seller. All actions taken by the Seller Representatives which they deem necessary or appropriate shall, subject to the proviso of the preceding sentence, be binding upon each Seller and his, her or its successors, heirs, representatives and assigns as if expressly confirmed and ratified in writing by such Seller, and each Seller hereby ratifies and confirms all that the Seller Representatives shall do or cause to be done in accordance with the authority granted hereby. Notwithstanding the foregoing, in the event that no Seller Representative acts with respect to an action or a decision required or permitted to be taken then each Seller shall be entitled to negotiate, enter into a settlement or compromise any claim, including a claim for Damages, that covers the respective pro rata share for each Seller.

(b) Any Seller Representative may be changed from time to time upon not less than 30-days prior written notice to Purchaser. Any vacancy in the position of a Seller Representative may be filled by approval of a majority-in-interest of the Sellers based upon their percentage of ownership of the Shares at the time of Closing.

(c) The Sellers’ Representative identified on Schedule 1.04 shall provide wire instructions to a designated bank account at an FDIC insured financial institution for the purposes of (i) receiving the Purchase Price (less applicable withholding taxes) specified in Section 1.04 on behalf of the Sellers and (ii) distributing such Purchase Price in the appropriate proportions, to each Seller in accordance with Schedule 1.04. At the Closing, the Sellers Representative designated on Schedule 1.04 shall distribute, by wire transfer of immediately available funds, the Purchase Price in her possession to each Seller in an amount set forth opposite such Seller’s name on Schedule 1.04. The above distributions shall be subject to the provisions of Section 8.01(d).

(d) Payment to the Sellers Representative designated in Schedule 1.04 of the Purchase Price or any other amount payable hereunder by Purchaser to Sellers, and delivery by Purchaser to such Sellers Representative of any notice under this Agreement, shall constitute proper payment or proper delivery of notice (as applicable) by Purchaser to all of Sellers. Except as otherwise provided in this Agreement, Purchaser shall have no obligation to distribute, or liability with respect to the distribution of, the Purchase Price or any other payment, or any notice among Sellers other than to the Sellers Representative designated on Schedule 1.04. Each Seller agrees that Purchaser shall be entitled to rely on any act or omission by such Sellers Representative as an act or omission authorized by and made on behalf of Sellers (each, an “Authorized Action”), without any obligation on the part of Purchaser to

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investigate or verify that Sellers Representative is authorized to undertake such Authorized Action. Each Authorized Action undertaken by the Sellers Representative shall be binding on each Seller as fully as if such Seller had directly undertaken such Authorized Action.

SECTION 8.02 Expenses. Except as otherwise provided herein, each of the Sellers and Purchaser will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.03 Press Releases and Public Announcements. Other than a press release by Purchaser announcing the closing of the transactions contemplated hereby, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or listing requirements (in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure at a reasonable time prior to making the disclosure).

SECTION 8.04 Amendments. This Agreement may be modified, amended or supplemented at any time by action of Seller Representatives and Purchaser. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing that is signed by Seller Representatives and Purchaser, consistent with Section 8.01 hereto, except that the parties may revise or supplement their respective Schedules as provided in Section 4.12 without the necessity of a signed writing.

SECTION 8.05 Section Headings and Captions. The section headings and the captions of the Articles in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of this Agreement.

SECTION 8.06 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.07 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient if given in writing and delivered by hand or national overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

If to Sellers or Seller Representatives, to:

Spring Bioscience, Inc.

46755 Fremont Boulevard

Fremont, California 94538

Telephone No.:

Facsimile No.:

Attention: Haiying Xia

with a copy to:

Brian Fraser, Esq.

6144 LaSalle Avenue

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Suite 646

Oakland, CA 94611

Telephone No.:(510) 655-2122

Facsimile No.: (510) 655-5748

If to Purchaser, to:

Ventana Medical Systems, Inc.

1910 East Innovation Park Drive

Oro Valley, Arizona 85755

Telephone No.: (520) 229-4180

Facsimile No.: (520) 229-4216

Attention: Mark Tucker

with a copy to:

Snell & Wilmer, L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, AZ 85004-2202

Telephone No.: (602) 382-6206

Facsimile No.: (602) 382-6070

Attention: Daniel M. Mahoney, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

SECTION 8.08 Waivers. Seller Representatives (on behalf of the Sellers), on the one hand, and Purchaser, on the other hand, may, by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions of the other contained in this Agreement; or (d) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 8.09 Entire Agreement. This Agreement, its Schedules and the documents executed on the Closing Date in connection herewith, including, without limitation, the documents included as exhibits hereto, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

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SECTION 8.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.10.

SECTION 8.11 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and permitted successors and assigns. Except as expressly set forth herein, nothing in this Agreement is intended to confer on any Person other than the parties hereto, or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.12 Assignability. This Agreement and the rights hereunder shall not be assignable by any Sellers. The parties agree that Purchaser may assign this Agreement and the rights hereunder to an Affiliate of Purchaser.

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IN WITNESS WHEREOF, the parties have executed and delivered this Stock Purchase Agreement as of the day and year first above written.

SELLERS:

By:	/s/ HAIYING XIA
Haiying Xia

By:	/s/ DAN BORDERS
Dan Borders

By:	/s/ DELIA YUEN
Delia Yuen

By:	/s/ KEN TSEUNG
Ken Tseung

By:	/s/ JEFF KIRKENDALL
Jeff Kirkendall

By:	/s/ ZHIDA HUANG
Zhida Huang

By:	/s/ YONGMEI MENG
Yongmei Meng

By:	/s/ ZAOYUAN PENG
Zaoyuan Peng

By:	/s/ MARC KEY
Marc Key

By:	/s/ HUI ZHANG
Hui Zhang

By:	/s/ YANLING XU
Yanling Xu

By:	/s/ YANI CHEN
Yani Chen

By:	/s/ WEIWEI CAI
Weiwei Cai

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PURCHASER:

VENTANA MEDICAL SYSTEMS, INC.

By:	/s/ LAWRENCE MEHREN
Lawrence Mehren
Title:	Senior Vice President, Chief Financial Officer and Secretary

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